Exhibit 10.6

STOCK PURCHASE AGREEMENT

among

SIERRA HEALTH SERVICES, INC.,

CII FINANCIAL, INC.

and

FOLKSAMERICA HOLDING COMPANY, INC.

Dated as of November 25, 2003

ARTICLE I	Purchase and Sale of the Shares	1
1.1	Purchase and Sale of the Shares	1
1.2	Purchase Price	1
1.3	Pre-Closing Adjustment of Cash Purchase Price	2
1.4	Post-Closing Adjustment of Purchase Price	3
1.5	Closing	6
1.6	Deliveries by the Seller to the Purchaser	6
1.7	Deliveries by the Purchaser to the Seller	7
ARTICLE II	Representations and Warranties	7
2.1	Representations and Warranties of Sierra and the Seller	7
2.2	Representations and Warranties of the Purchaser	29
ARTICLE III	Additional Agreements of the Parties	31
3.1	Conduct of the Business	31
3.2	Restrictions on Business Pending the Closing	33
3.3	[Intentionally Omitted]	36
3.4	Tax Matters	36
3.5	Non-Admitted Assets	41
3.6	Access Prior to Closing	43
3.7	Maintenance and Preservation of Records	44
3.8	Confidentiality and Announcements	44
3.9	Regulatory and Other Authorizations	45
3.10	Further Assurances	46
3.11	Noncompetition/Nonsolicitation; Use of Names or Marks	47
3.12	Certain Actions; Notification of Certain Matters	47
3.13	Expenses	47
3.14	Certified Executive Payments	47
3.15	Intercompany Accounts; Affiliate Agreements	47
3.16	Employee Matters	48
3.17	Print Shop	49
3.18	Information Systems	49
3.19	Obligations of Sierra and the Seller	49
3.20	Certain Software Licenses	50
3.21	Collection of Guaranty Funds Receivable on Deposit	50
3.22	Real Property Mortgages	50
3.23	Further Action	51
3.24	Investment Assets; Security Deposits	51
3.25	Sale of Certain Investment Assets	51
ARTICLE IV	Conditions to Closing	51
4.1	Conditions to Obligations of Sierra and the Seller	51
4.2	Conditions to Obligation of the Purchaser	52
ARTICLE V	Survival Of Representations And Warranties; Indemnification	54
5.1	Survival of Representations and Warranties	54
5.2	Indemnification	55
5.3	Limits on Indemnification	57
5.4	Method of Payment	57
5.5	Reserve Matters	58
5.6	Sole Remedy	58
ARTICLE VI	Termination	58
6.1	Termination	58
6.2	Effect of Termination	59
6.3	Extension; Waiver	59
6.4	Remedies	59
ARTICLE VII	Miscellaneous	59
7.1	Governing Law	59
7.2	Submission to Jurisdiction; Waiver of Jury Trial	59
7.3	Notices	60
7.4	Interpretation	61
7.5	Counterparts	61
7.6	Assignment	61
7.7	Miscellaneous	62
7.8	Specific Performance	63
7.9	Certain Definitions	63

Exhibit A Contingent Purchase Price Note Agreement
Exhibit B Transition Services Agreement
Exhibit C Third Party Claims Administration Agreement

Schedule 1 Non-Admitted Assets

STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of November 25, 2003, among Sierra Health Services, Inc., a Nevada corporation ("Sierra"), CII Financial, Inc., a California corporation and a wholly owned subsidiary of Sierra (the "Seller") and Folksamerica Holding Company, Inc., a New York corporation (the "Purchaser").

W I T N E S S E T H:

     WHEREAS, the Seller owns all of the issued and outstanding shares of capital stock of California Indemnity Insurance Company, a California corporation and a wholly owned subsidiary of the Seller (the "Company");

     WHEREAS, the Company and the Subsidiaries are engaged in the business of workers' compensation insurance (the "Business"); and

     WHEREAS, the Seller desires to sell and transfer to the Purchaser, and the Purchaser desires to purchase from the Seller, 140,000 shares of the common stock, par value $100 per share, of the Company (the "Shares"), constituting all of the shares of capital stock of the Company issued and outstanding on the Closing Date, all as more specifically provided herein.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale of the Shares

     1.1  Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants, agreements, undertakings and obligations contained herein, at the Closing the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, the Shares free and clear of all Liens, which constitute all of the issued and outstanding shares of capital stock of the Company, for the consideration specified in Section 1.2.

     1.2  Purchase Price. (a)The purchase price (the "Purchase Price") for the Shares shall consist of (i) $15,500,000 payable at the Closing, subject to adjustment as set forth in Sections 1.3 and 1.4 and to the proscription set forth in Section 1.2(b) (the "Cash Purchase Price") plus (ii) the Contingent Purchase Price of $64,000,000 subject to adjustment as set forth in Sections 1.2(b), 1.3 and 1.4 and in the Contingent Purchase Price Note Agreement (such amount, as adjusted, the "Contingent Purchase Price"). In addition, if the Fair Market Value of the Fixed Income and Preferred Securities, as determined pursuant to the immediately following sentence, exceeds the SAP value thereof shown on the Preliminary Closing Date Balance Sheet then the Purchaser will pay 65% of such excess to the Seller at the Closing. If the SAP value of the Fixed Income and Preferred Securities shown on the Preliminary Closing Date Balance Sheet exceeds the Fair Market Value thereof as determined pursuant to the immediately following sentence then the Seller will pay 65% of such excess to the Purchaser. For purposes of calculating the amount to be paid to the Seller or the Purchaser on the Closing Date, the Seller shall, at its sole cost and expense, determine the Fair Market Value of the Fixed Income and Preferred Securities as of the close of the last Business Day of the calendar month immediately preceding the Closing Date, and a written statement thereof shall be delivered to the Purchaser on the Closing Date.

     (b)  Notwithstanding anything herein to the contrary, including Section 1.4, the Cash Purchase Price shall not be increased above $15,500,000 in respect of any adjustment to the reserves of the Company and the Subsidiaries on account of the Company's and/or any Subsidiary's recognition of any redundancy in respect of loss or loss adjustment expense reserves between the date hereof and the Closing Date. Any upward adjustment to the Cash Purchase Price that would have been made in the absence of the immediately foregoing proscription (a "Proscribed Cash Purchase Price Increase") shall instead increase the Contingent Purchase Price dollar-for-dollar by the amount of such Proscribed Cash Purchase Price Increase.

     1.3  Pre-Closing Adjustment of Cash Purchase Price.

     (a)  Not later than the fifth Business Day prior to the Closing Date, the Seller, at its expense, shall deliver to Purchaser a balance sheet (the "Preliminary Closing Date Balance Sheet") of the Company and the Subsidiaries as of the last day of the most recent calendar month preceding the Closing Date for which a balance sheet reasonably can be prepared, prepared in accordance with SAP consistent with the preparation of the Annual Statutory Statements and the Quarterly Statutory Statements, setting forth in reasonable detail the Seller's estimate of the Company's and the Subsidiaries' statutory surplus as of the last day of the calendar month immediately preceding the Closing Date (the "Estimated Statutory Surplus"). The Preliminary Closing Date Balance Sheet and the Estimated Statutory Surplus shall be prepared in good faith based on the Seller's review of the financial information then available to it and inquiries of personnel responsible for the preparation of financial information relating to the Company and the Subsidiaries in the ordinary course of business.

     (b)  (i)  If the Estimated Statutory Surplus, as set forth on the Preliminary Closing Date Balance Sheet, is greater than $90,730,000, then the Contingent Purchase Price shall be increased dollar-for-dollar by the amount that the Estimated Statutory Surplus is greater than $90,730,000.

     (ii)  If the Estimated Statutory Surplus, as set forth on the Preliminary Closing Date Balance Sheet, is less than $90,730,000 but greater than or equal to $88,730,000, then the Cash Purchase Price shall remain at $15,500,000 and the Contingent Purchase Price shall be reduced dollar-for-dollar by the amount that the Estimated Statutory Surplus is less than $90,730,000.

     (iii)  If the Estimated Statutory Surplus, as set forth on the Preliminary Closing Date Balance Sheet, is less than $88,730,000, then (x) the Contingent Purchase Price shall be reduced by $2,000,000 and (y) the Cash Purchase Price shall be reduced dollar-for-dollar by the amount that the Estimated Statutory Surplus is less than $88,730,000. The Cash Purchase Price shall not be reduced below $0 as a result of this Section 1.3(b)(iii), but any adjustment that would otherwise bring the Cash Purchase Price below $0 shall result in a dollar-for-dollar reduction of the Contingent Purchase Price.

     1.4  Post-Closing Adjustment of Purchase Price.

     (a)  As promptly as practicable, but in no event later than 75 days after the Closing Date, the Seller, at its cost, shall deliver to the Purchaser a balance sheet (the "Closing Date Balance Sheet") of the Company and the Subsidiaries, accompanied by an independent auditor's report prepared on a statutory basis of Deloitte & Touche LLP to the effect that such Closing Date Balance Sheet presents fairly in all material respects the statutory surplus of the Company and the Subsidiaries as of the Closing Date (the "Closing Date Statutory Surplus") and was prepared in accordance with SAP consistent with the preparation of the Annual Statutory Statements and the Quarterly Statutory Statements.

     (b)  Within 30 days after the date on which the Purchaser has received the Closing Date Balance Sheet, the Purchaser, if the Purchaser disagrees with the Closing Date Balance Sheet, shall deliver to the Seller a notice setting forth in reasonable detail the items or amounts with which the Purchaser disagrees and the Purchaser's proposed corrections thereto. If the Purchaser does not deliver such a notice within such 30-day period, the Purchaser shall be deemed to agree in all respects with the Closing Date Balance Sheet, except in the case of fraud.

     (c)  In the event that the Seller disagrees with any proposed corrections set forth in the Purchaser's notice, within thirty (30) days after the receipt of such notice, the Seller shall deliver to the Purchaser a written statement in reasonable detail of the Seller's objections. If the Seller does not deliver such a notice within such 30-day period, the Seller shall be deemed to agree in all respects with the Purchaser's corrections to the Closing Date Balance Sheet. If the Purchaser and the Seller cannot resolve any disputed items within ten (10) Business Days after Seller's delivery of such written statement of objections, the Purchaser and the Seller shall cause a certified public accounting firm of national reputation reasonably acceptable to both the Purchaser and the Seller (which shall not have any material relationship with the Purchaser or the Seller or any of their respective Affiliates) (the "Neutral Auditor") to promptly review this Agreement and such disputed items. If the Seller and the Purchaser are unable to agree on the Neutral Auditor, the Seller and the Purchaser shall each have the right to request that the New York, New York office of the American Arbitration Association appoint the Neutral Auditor. The Neutral Auditor shall consider only those items in the Closing Date Balance Sheet as to which the Purchaser has disagreed in its notice and such other issues as may reasonably be affected by such items. The Seller and the Purchaser shall use their commercially reasonable efforts to cause the Neutral Auditor to render its determinations as soon as practicable. The Company and the Purchaser shall, upon reasonable prior notice, provide the Purchaser, the Seller and the Neutral Auditor access to, Records and other documents and materials relating to the Company and the Subsidiaries that are relevant to a determination of the issues in dispute. The Neutral Auditor shall decide all matters relating to the procedures to be followed for resolution of the items in dispute, including those relating to the submission and receipt of information and documents; provided, however that at the request of either the Seller or the Purchaser, a meeting shall be held at which the parties may present their views, that both the Seller and the Purchaser shall have equal access to the Neutral Auditor, and that all information and documents which either party delivers or makes available to the Neutral Auditor shall be furnished to the other party as well, and that all information and documents which the Company delivers or makes available to the Neutral Auditor shall be furnished to both the Seller and the Purchaser. The Neutral Auditor shall deliver to the Purchaser and the Seller, as promptly as reasonably practicable, but no later than thirty (30) days after the Neutral Auditor is engaged, a written report setting forth its determinations with respect to the disputed items. Upon such delivery, such report shall be final and binding upon the Purchaser and the Seller. The Purchaser and the Seller agree to execute, if requested by the Neutral Auditor, a reasonable engagement letter. The fees and expenses of the Neutral Auditor arising from such engagement shall be paid by the parties pro rata based on where the Neutral Auditor's determination of Closing Date Statutory Surplus falls in comparison to Sierra's and the Purchaser's calculations; provided that, if the Closing Date Statutory Surplus as determined by the Neutral Auditor is greater than the amount determined by Sierra, the Purchaser shall bear all such fees and expenses, and if the Closing Date Statutory Surplus as determined by the Neutral Auditor is less than the amount determined by the Purchaser, Sierra shall bear all such fees and expenses.

     (d)  (i)  In the event that the Closing Date Statutory Surplus, as finally determined in accordance with clause (c) above, is greater than the Estimated Statutory Surplus, the Purchase Price shall be adjusted as follows:

              (A)If the Estimated Statutory Surplus was greater than or equal to $88,730,000, then the Contingent Purchase Price shall be increased dollar-for-dollar by the amount that the Closing Date Statutory Surplus is greater than the Estimated Statutory Surplus;

              (B)If the Estimated Statutory Surplus was less than $88,730,000 and the Closing Date Statutory Surplus is equal to or less than $88,730,000, then the Cash Purchase Price shall be increased dollar-for-dollar by the amount that the Closing Date Statutory Surplus is greater than the Estimated Statutory Surplus;

              (C)If the Estimated Statutory Surplus was less than $88,730,000 and the Closing Date Statutory Surplus is greater than $88,730,000, then the Cash Purchase Price shall be increased by the amount that the Cash Purchase Price was reduced pursuant to Section 1.3(b)(iii) and the Contingent Purchase Price shall be increased dollar-for-dollar by the amount that the Closing Date Statutory Surplus exceeds $88,730,000.

       (ii)  In the event that the Closing Date Statutory Surplus, as finally determined in accordance with clause (c) above, is less than the Estimated Statutory Surplus, the Purchase Price shall be adjusted as follows:

              (A)If the Estimated Statutory Surplus was less than $88,730,000, the Cash Purchase Price shall be decreased dollar-for-dollar by the amount the Closing Date Statutory Surplus is less than the Estimated Statutory Surplus. The Cash Purchase Price shall not be reduced below $0 as a result of this Section 1.4(d)(ii)(A), but any adjustment that would otherwise bring the Cash Purchase Price below $0 shall result in a reduction of the Contingent Purchase Price.

              (B)If the Estimated Statutory Surplus and the Closing Date Statutory Surplus were both greater than or equal to $88,730,000, then the Contingent Purchase Price shall be reduced dollar-for-dollar by the amount that the Closing Date Statutory Surplus is less than the Estimated Statutory Surplus.

              (C)If the Estimated Statutory Surplus was greater than or equal to $88,730,000 and the Closing Date Statutory Surplus is less than $88,730,000 then (x) the Contingent Purchase Price shall be reduced by the amount that the Estimated Statutory Surplus is greater than $88,730,000 and (y) the Cash Purchase Price shall be reduced by the amount that the Closing Date Statutory Surplus is less than $88,730,000.

       (iii)  In the event the Closing Date Statutory Surplus is equal to the Estimated Statutory Surplus, the Purchase Price shall not be adjusted pursuant to this Section 1.4.

     (e)  Within five (5) Business Days after the calculation of the Closing Date Statutory Surplus becomes final pursuant to Section 1.4(c), the Purchaser or Seller, as applicable, shall deliver to the other, as applicable, by wire transfer of immediately available funds to an account designated in writing by such other party, the amount by which the Cash Purchase Price has been adjusted, upwards or downwards, as applicable, pursuant to Section 1.4(d).

     (f)  As promptly as practicable, but in no event later than seventy-five (75) days after the Closing Date, Seller shall, at its sole cost and expense, determine the Fair Market Value of the Fixed Income and Preferred Securities as of the Closing Date and deliver to the Purchaser a written determination thereof. If the Fair Market Value of the Fixed Income and Preferred Securities as shown on such statement exceeds the SAP value thereof as shown on the Closing Date Balance Sheet then the Purchaser will pay 65% of such excess to the Seller less any amount theretofore paid by the Purchaser to the Seller or plus any amount theretofore paid by the Seller to the Purchaser pursuant to Section 1.2. If the SAP value of the Fixed Income and Preferred Securities as shown on the Closing Date Balance Sheet exceeds the Fair Market Value thereof as shown on such statement, then the Seller will pay 65% of such excess to the Purchaser less any amount theretofore paid by the Seller to the Purchaser or plus any amount theretofore paid by the Purchaser to the Seller pursuant to Section 1.2. If the SAP value of the Fixed Income and Preferred Securities as shown on the Closing Date Balance Sheet is equal to the Fair Market Value thereof as shown on such statement, then the Purchaser shall pay to the Seller, or the Seller shall pay to the Purchaser, the amount paid by or to the other pursuant to Section 1.2, as applicable. Should the Purchaser disagree with the Seller's determination of the Fair Market Value of the Fixed Income and Preferred Securities, such disagreement shall be governed by the procedures set forth in Sections 1.4(b) and 1.4(c), mutatis mutandis. Within five (5) Business Days after the delivery of the determination prepared pursuant to this Section 1.4(f), the Purchaser or Seller, as applicable, shall deliver to the other, as applicable, by wire transfer of immediately available funds to an account designated in writing by such other party, the amount necessitated by any determination of the value of the Fixed Income and Preferred Securities, as applicable, pursuant to this Section 1.4(f).

     (g)  Following the Closing Date, the Purchaser shall cause the Company and the Subsidiaries to afford the Seller and Sierra and their accountants full access during normal business hours to the books, records, facilities and employees of the Company and the Subsidiaries and shall cooperate with the Seller and Sierra and their accountants to enable Sierra to prepare, and the accountants to audit, the Closing Date Balance Sheet and to resolve any dispute with respect thereto between the Purchaser and the Seller; provided, however, that any such investigation shall be conducted in a manner which does not unreasonably interfere in any material respect with the normal operations, customer relations or employee relations of the Purchaser, the Company or any Subsidiary.

     1.5  Closing. The closing of the sale and purchase of the Shares contemplated hereby (the "Closing") shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 on a date (the "Closing Date") to be specified by the parties, which shall be the fifth Business Day after satisfaction or waiver of the conditions set forth in Article IV of this Agreement unless the parties otherwise agree.

     1.6  Deliveries by the Seller to the Purchaser. On the Closing Date, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

     (a)  certificates representing the Shares (together with all rights then or thereafter attaching thereto) free and clear of all Liens, with valid stock powers attached duly endorsed in blank in proper form for transfer, with any required stock transfer stamps affixed or provided for;

     (b)  the certificates, opinions and other documents and instruments to be delivered pursuant to Section 4.2 hereof;

     (c)  a "good standing" certificate for the Company and for each Subsidiary, and a copy of the Certificate of Incorporation or Articles of Incorporation, as the case may be, of the Company and of each Subsidiary, in each case certified by the Secretary of State of the jurisdiction of incorporation of each such entity, each dated as of a date within ten (10) days prior to the Closing Date;

     (d)  the Contingent Purchase Price Note Agreement in the form attached hereto as Exhibit A (the "Contingent Purchase Price Note Agreement") executed by the Seller and Sierra;

     (e)  the Transition Services Agreement in the form attached hereto as Exhibit B (the "Transition Services Agreement") executed by Sierra, the Company and the Subsidiaries;

     (f)  the Claims Services Agreement substantially in the form attached hereto as Exhibit C, it being agreed that any changes from such form shall be financially neutral to Sierra, (the "Third Party Claims Administration Agreement") executed by Sierra, the Company and the Subsidiaries;

     (g)  a cash payment in respect of the Fixed Income and Preferred Securities, if applicable, by wire transfer of immediately available funds to an account designated by the Purchaser or its designees at least two (2) Business Days in advance of the Closing Date;

     (h)  a complete and accurate list of Reinsurance Agreements in force as of the Closing Date, including information similar to Section 2.1(v) of the Seller's Disclosure Schedule attached hereto (the "Seller's Disclosure Schedule").

     (i)  resignations of each officer and director of the Company and each Subsidiary; and

     (j)  such other closing documents as the Seller and the Purchaser reasonably agree.

     1.7  Deliveries by the Purchaser to the Seller. On the Closing Date, the Purchaser shall deliver, or cause to be delivered to the Seller or its designees the following:

     (a)  the Cash Purchase Price by wire transfer of immediately available funds to an account designated by Seller or its designees at least two (2) Business Days in advance of the Closing Date;

     (b)  the Contingent Purchase Price Note Agreement executed by the Purchaser and Folksamerica Reinsurance Company;

     (c)  the Transition Services Agreement executed by the Purchaser;

     (d)  the Third Party Claims Administration Agreement executed by the Purchaser;

     (e)  a cash payment in respect of the Fixed Income and Preferred Securities, if applicable, by wire transfer of immediately available funds to an account designated by the Seller or its designees at least two (2) Business Days in advance of the Closing Date; and

     (f)  such other closing documents as the Seller and the Purchaser reasonably agree.

ARTICLE II
Representations and Warranties

     2.1  Representations and Warranties of Sierra and the Seller. Each of Sierra and the Seller represents and warrants to, and agrees with, the Purchaser that, except as set forth on the Seller's Disclosure Schedule or as contemplated by this Agreement (as used herein, any reference to any event, change or effect being "material" with respect to the Company or any Subsidiary means an event, change or effect which is material in relation to the financial condition, properties, business, operations, assets or results of operations of the Company and the Subsidiaries, taken as a whole):

     (a)  Organization of the Company and the Subsidiaries. Each of the Company and its wholly owned subsidiaries, Commercial Casualty Insurance Company, CII Insurance Company and Sierra Insurance Company of Texas (individually a "Subsidiary" and collectively the "Subsidiaries"), is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the full corporate power and authority, to own, lease or otherwise hold the properties and assets it purports to own and to carry on its business as currently conducted. None of the Company or any of the Subsidiaries is "commercially domiciled" in any jurisdiction for insurance regulatory purposes. Except as set forth in Section 2.1(a) of the Seller's Disclosure Schedule, each of the Company and the Subsidiaries is duly licensed or qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the nature of the business conducted by it or the character of the assets owned or used by it makes such licensing, qualification or good standing necessary, except where the failure to be so qualified, licensed or in good standing, which, when taken individually or together with all such other failures, has not had, does not have and would not reasonably be expected to have a Company Material Adverse Effect. The copies of the respective certificate or articles of incorporation and by-laws, or other charter documents, of the Company and the Subsidiaries, as amended as of the date hereof (the "Company Organizational Documents"), previously made available to the Purchaser by the Seller are complete and correct. The Company Organizational Documents are in full force and effect. Other than the Subsidiaries, there are no Persons in which the Company or any Subsidiary has, directly, or indirectly, ownership of securities or other interests having the power to elect a majority of such Person's Board of Directors (or similar governing body) or otherwise having the power to direct the business and policies of such Person.

     (b)  Organization and Authority of the Sellers. Each of Sierra and the Seller is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the full corporate power and authority, to own, lease or otherwise hold the properties and assets it purports to own (including, without limitation, the Shares) and to carry on its business as currently conducted. The copies of the articles of incorporation and by-laws, or other charter documents of Sierra and the Seller, as amended, previously made available to the Purchaser, are complete and correct. Each of Sierra and the Seller has the full legal right, requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform fully, its obligations under this Agreement and each of the Transition Services Agreement, the Third Party Claims Administration Agreement and the Contingent Purchase Price Note Agreement (collectively, the "Operative Documents") and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Sierra and the Seller of this Agreement and the Operative Documents and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Sierra and the Seller (including any necessary stockholder action) and no other corporate proceedings on the part of Sierra or the Seller is necessary to authorize this Agreement and the Operative Documents. This Agreement has been duly executed and delivered by Sierra and the Seller and constitutes, and upon the execution and delivery by the Seller of the Operative Documents, each of the Operative Documents shall constitute, a valid and legally binding agreement of each of Sierra and the Seller enforceable against each of them in accordance with its terms. Sierra is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of the Seller.

     (c)  Capital Stock; Subsidiaries.

           (i)The authorized capital stock of the Company consists solely of 140,000 shares of common stock, par value $100 per share ("Common Stock") of the Company, of which 140,000 shares of Common Stock are issued and outstanding and constitute the Shares. The authorized capital stock of each of the Subsidiaries consists solely of the designations and amounts set forth set forth in Section 2.1(c) of the Seller's Disclosure Schedule, of which only the amounts set forth on Section 2.1(c) of the Seller's Disclosure Schedule (the "Subsidiary Shares", and together with the Shares, the "Subject Shares") are issued and outstanding. The Subject Shares are duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights.

           (ii)The Seller is and shall be on the Closing Date the sole record and beneficial owner of the Shares, free and clear of all Liens. The Company is as of the date hereof the sole record and beneficial owner of the Subsidiary Shares, free and clear of all Liens. The Company shall be on the Closing Date the sole record and beneficial owner of the Subsidiary Shares free and clear of all Liens.

           (iii)None of the Company or the Subsidiaries has issued and outstanding any bonds, debentures, notes, debt instruments or evidence of indebtedness other than as reflected on the Company's Financial Statements. There are no existing options, warrants, purchase rights, calls or commitments of any character relating to the authorized and unissued capital stock of the Company or any Subsidiary or to any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of capital stock of the Company or any Subsidiary, and no such convertible or exchangeable securities or obligations are outstanding. There are no (i) voting trusts, proxies or other agreements or understandings with respect to the voting of any shares of capital stock of the Company or any Subsidiary or (ii) bonds, debentures, notes or other indebtedness of the Company or any Subsidiary having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which the stockholders of the Company or any of the Subsidiaries may vote, (iii) agreements, commitments or understandings of any nature whatsoever, fixed or contingent, that directly or indirectly obligates any of Sierra, the Seller, the Company or any Subsidiary to grant, offer or enter into any of the foregoing. Except as set forth in Section 2.1(c) of the Seller's Disclosure Schedule, and except for the stock of the Subsidiaries and portfolio investments made in the ordinary course of business, the Company does not own, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire the same.

     (d)  Financial Statements; Statutory Statements; Closing Date Balance Sheets.

           (i)Section 2.1(d)(i) of the Seller's Disclosure Schedule contains the unaudited consolidated balance sheets of the Company and the Subsidiaries, as of December 31 in each of the years 2002 through 2000, and the related unaudited consolidated statements of operations for the years then ended (collectively, the "Annual GAAP Financial Statements"). The Annual GAAP Financial Statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods covered by such statements and fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries at such dates and the consolidated results of its operations for such periods in accordance with GAAP. Section 2.1(d)(i) of Seller's Disclosure Schedule contains the unaudited condensed, consolidated balance sheet of the Company and the Subsidiaries, as of September 30, 2003, and the related unaudited condensed, consolidated statements of operations for the nine-month period then ended (collectively, the "Quarterly GAAP Financial Statements;" the Quarterly GAAP Financial Statements and Annual GAAP Financial Statements, collectively, the "Company's Financial Statements"), have been prepared in conformity with GAAP applied on a consistent basis throughout the period covered by such statements, except as otherwise set forth in Section 2.1(d)(i) of the Seller's Disclosure Schedule, and fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries at such date and its consolidated results of operations for such period in accordance with GAAP (subject to normal year-end closing and audit adjustments, the effect of which will not, individually or in the aggregate, be material in amount or effect). No financial statements of any Person other than the Company and the Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

           (ii)The Seller has previously furnished to the Purchaser true and complete copies of the following statutory statements, in each case together with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith ) (collectively, the "Statutory Statements"): (i) the audited annual statutory financial statements (the "Annual Statutory Statements") as of December 31 for each of the years ended 2000 through 2002, in each case as filed with the insurance regulatory authority of the respective jurisdictions of domicile of the Company and the Subsidiaries, as the case may be, and (ii) the unaudited quarterly statutory financial statements (the "Quarterly Statutory Statements") for the quarterly period ended September 30, 2003 of the Company and each of the Subsidiaries, in each case as filed with the insurance regulatory authority of the respective jurisdictions of domicile of the Company and the Subsidiaries, as the case may be. The Statutory Statements (i) were prepared in accordance with the accounting practices and procedures required, permitted or then in effect by the applicable insurance regulatory authority of the respective jurisdictions of domicile of the Company and the Subsidiaries, applied on a consistent basis during the period presented ("SAP"); provided, that such preparation shall not have involved the use of any material accounting practices permitted rather than prescribed by the relevant insurance regulatory authority, (ii) present fairly in all material respects the statutory financial position of the Company and the Subsidiaries at the respective date thereof and the statutory results of operations, capital and surplus and cash flows of the Company and the Subsidiaries for the respective periods then ended, except that the Quarterly Statutory Statements are subject to normal recurring year-end audit adjustments and omit footnotes and other presentation items, (iii) comply in all material respects with all applicable laws, rules and regulations, when filed, and no material deficiency has been asserted with respect to any Statutory Statement by the applicable insurance regulatory body or any other governmental agency or body of the respective jurisdictions of domicile of the Company and the Subsidiaries, and (iv) were filed with or submitted to the insurance regulatory authority of the respective jurisdictions of domicile of the Company and the Subsidiaries, in each case, in a timely manner on forms prescribed or permitted by each such regulatory authority. Except as set forth in Section 2.1(d)(ii) of the Seller's Disclosure Schedule, no material deficiency exists that has not otherwise been cured or satisfied which has been asserted by any Governmental Authority with respect to any of the Annual Statutory Statements or Quarterly Statutory Statements. Since the year ended December 31, 1998, the annual balance sheets and statements of operations included in the Statutory Statements have been audited by Deloitte & Touche LLP, and the Company has delivered or made available to the Purchaser true and complete copies of all financial examination reports of insurance departments issued on years ending on or after December 31, 1998.

           (iii)Each of the Preliminary Closing Date Balance Sheet and the Closing Date Balance Sheet, when delivered to the Purchaser, shall have been prepared as specified in this Agreement and shall present fairly the information required to be specified therein at the respective dates thereof.

     (e)  Absence of Undisclosed Liabilities. Except for (i) liabilities that are reflected, or for which reserves were established, on the consolidated balance sheets included in the Company's Financial Statements, (ii) liabilities incurred in the ordinary conduct of business consistent with past practice since June 30, 2003 which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (iii) liabilities arising under this Agreement, and (iv) liabilities otherwise set forth in Section 2.1(e) of the Seller's Disclosure Schedule, neither the Company nor any Subsidiary has any material debt, commitment, liabilities or obligations of any kind or nature whatsoever required by GAAP to be reflected in a corporate balance sheet or disclosed in the notes thereto, whether accrued, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, contingent, absolute, known or unknown, due or to become due, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a debt, liability, obligation or commitment.

     (f)  Absence of Certain Changes or Events. Since June 30, 2003 and except as set forth in Section 2.1(f) of the Seller's Disclosure Schedule, each of the Company and the Subsidiaries has conducted the Business only in, and has not engaged in any transaction other than according to, the ordinary and usual course of such business in manner consistent with past practice (except as contemplated by this Agreement), and (except as contemplated by this Agreement) there has not been:

           (i)any amendment or restatement of the articles of incorporation or certification of incorporation, as the case may be, or by-laws of the Company or any Subsidiary;

           (ii)any (A) change in the authorized or issued capital stock of the Company or any Subsidiary; (B) grant of any new or amendment of any existing option, warrant or other right to purchase shares of capital stock of the Company or any Subsidiary; (C) issuance of any security convertible into the capital stock of the Company or any Subsidiary; (D) grant of any registration rights in respect of the capital stock of the Company or any Subsidiary; (E) reclassification, combination, split, subdivision, purchase, redemption, retirement, issuance, sale, or any other acquisition or disposition, directly or indirectly, by the Company or any Subsidiary of any shares of the capital stock of the Company or any Subsidiary; (F) any amendment of any term of any outstanding security of the Company or any Subsidiary; (G) sale or pledge of any stock or other equity interests owned by the Company in the Subsidiaries; or (H) any dividends or other distributions (whether in cash or property) declared, set aside, paid or made with respect to the capital stock of the Company or any direct or indirect repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or ownership interests in, the Company or any Subsidiary;

           (iii)any change in the business, condition, operations, properties, assets or liabilities that has had, does have or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect;

           (iv)any (A) acquisition (including by way of bulk reinsurance, merger, consolidation or acquisition of stock or assets) by the Company or any Subsidiary of any Person or any division thereof or material portion of the assets thereof; (B) liquidation, dissolution or winding up of, or disposition of all or substantially all of the assets (including by way of bulk reinsurance, whether on an indemnity or assumption basis) of, the Company or any Subsidiary; (C) adoption of a plan of rehabilitation, restructuring, recapitalization, re-domestication or other reorganization with respect to the Company or any Subsidiary or (D) organization of any new company, subsidiary or joint venture, partnership or similar arrangement by the Company or any Subsidiary;

           (v)any damage, destruction or other loss of any asset or property of the Company or any Subsidiary (whether or not covered by insurance) that has had, does have or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect;

           (vi)any material transaction between the Company or any Subsidiary, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand;

           (vii)any material change in the underwriting, reinsurance, marketing, pricing, claim processing and payment, reserving, financial, investment or accounting practices or policies of the Company or any Subsidiary, except as required by Applicable Law or by reason of a concurrent change in GAAP or SAP;

           (viii)any payment, accrual or commitment for, capital expenditures in excess of $50,000 individually or $150,000 in the aggregate;

           (ix)any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness, obligation or liability (including, without limitation, the creation of any Lien (except for any Permitted Lien) on all or any portion of any assets, properties or rights of the Company or any Subsidiary), other than in the ordinary course of business consistent with past practice;

           (x)any making of any loan, advance or capital contribution to or investment by the Company or any Subsidiary in any Person, except in the ordinary course of business and consistent with past practice;

           (xi)any payment, discharge or satisfaction of indebtedness or liabilities reflected or reserved against in the Company's Financial Statements or Annual or Quarterly Statutory Statements or subsequently incurred except in the ordinary course of business;

           (xii)any sale, assignment, transfer or disposition of, or any incurrence, creation or assumption of any Lien (except for any Permitted Lien) on, any material asset of the Company or any Subsidiary other than in the ordinary course of business consistent with past practice;

           (xiii)other than in the ordinary course of business, consistent with past practice, any (A) employment, consulting, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer, employee or agent of the Company or any Subsidiary (or any material amendment of any such existing agreement), (B) grant of any severance or termination pay to any director, officer, employee or agent of the Company or any Subsidiary, (C) material change in compensation or other benefits payable to any director, officer, employee or agent of the Company or any Subsidiary pursuant to any severance, retirement or similar policies or plans thereof, (D) material increase in compensation (including bonuses) payable or to become payable to any director, officer, employee or agent of the Company or any Subsidiary, other than any increase made (x) pursuant to a bonus plan in effect as of June 30, 2003 or (y) pursuant to any employment agreement in effect as of December 31, 2002, or (E) material alteration by the Company or any Subsidiary of any employment practices or the terms and conditions of employment;

           (xiv)any incurrence by the Company or any Subsidiary of any liability for rate roll-backs or premium refunds, or failure by the Company or any Subsidiary to pay in full all assessments by any Guaranty Fund of which written notice has been received from any Governmental Authority; or

           (xv)any authorization, approval, commitment, Contract or agreement to do any of the foregoing.

     (g)  Title to Properties.

           (i)Section 2.1(g)(i) of the Seller's Disclosure Schedule sets forth a true and complete list of real property leased or subleased or otherwise occupied by the Company or any Subsidiary as tenant, subtenant (the "Leased Real Property"); together with a true and complete list of all such leases, subleases or other similar agreements and any amendments, modifications, and extensions thereto (the "Real Property Leases").

           (ii)Except with respect to any oral leases, each of the Real Property Leases is in full force and effect and neither the Company nor any Subsidiary has received a notice of default from the other party thereto with respect to any of the Real Property Leases which remains uncured. Neither the Company nor any Subsidiary has assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in any Real Property Lease. True and correct copies of the Real Property Leases have been forwarded to or made available to the Purchaser or its representatives.

           (iii)Except for the Print Shop, neither the Company nor any Subsidiary is the fee owner of any real property.

     (h)  Litigation.

           (i)Except in the ordinary course of business in connection with the issuance of and damages under the policies of insurance written by the Company or any Subsidiary or as set forth in Section 2.1(h)(i) of the Seller's Disclosure Schedule, there are no Actions or Orders issued, pending or, to the knowledge of Sierra, the Seller or the Company, threatened against the Seller, the Company or any Subsidiary or any of their respective assets, at law, in equity or otherwise, in, before or by, or otherwise involving any court, arbitrator, Governmental Authority, or other Person that (i) are material to the Company or any Subsidiaries, or (ii) individually or in the aggregate, challenge the validity or legality of, or have the effect of prohibiting, preventing, restraining, delaying, making illegal or otherwise interfering with, this Agreement, any Operative Document, the consummation of transactions contemplated by this Agreement or any of the Operative Documents, any action taken or proposed to be taken by the Seller, the Company or any Subsidiary pursuant hereto or in connection with the transactions contemplated hereby or thereby. The Seller has delivered or made available to the Purchaser copies of all pleadings, correspondence and other documents relating to each Action and Order listed in Section 2.1(h)(i) of the Seller's Disclosure Schedule. There are no material unsatisfied judgments or outstanding injunctions, decrees, or awards against the Company or any Subsidiary or against any of their assets, businesses or properties.

           (ii)Except as set forth in Section 2.1(h)(ii) of the Seller's Disclosure Schedule: (A) the Company and each Subsidiary is, and at all times since June 30, 2003 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by the Company or any Subsidiary, is or has been subject; and (B) the Company and each Subsidiary has not received, at any time since June 30, 2003, any notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company or any Subsidiary, or any of the assets owned or used by the Company or any Subsidiary, is or has been subject except, in each case, for any such non-compliance that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     (i)  Permits; Compliance with Law.

           (i)Except for those Permits the absence of which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and the Subsidiaries hold and maintain in full force and effect all Permits (including, without limitation, insurance licenses from insurance regulatory authorities set forth in Section 2.1(i)(i) of the Seller's Disclosure Schedule) necessary for the ownership and conduct of the respective businesses of the Company and the Subsidiaries in each of the jurisdictions in which the Company and the Subsidiaries conduct or operate their respective businesses substantially in the manner currently conducted. Sierra and the Seller have previously provided or made available to the Purchaser true and complete copies of each such Permit, reflecting all amendments thereto. Except as set forth in Section 2.1(i)(i) of the Seller's Disclosure Schedule, or as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, neither the Company nor any Subsidiary conducts any business or underwrites insurance or reinsurance in any foreign jurisdiction that requires any license or approval for the Company or any Subsidiary to conduct its business. No insurance regulator in any state has notified the Company or any Subsidiary, orally or in writing, that the Company or any such Subsidiary is commercially domiciled in any jurisdiction, and to the knowledge of Sierra, the Seller or the Company, there are no facts that would result in the Company or any Subsidiary being commercially domiciled in any state. Notwithstanding the foregoing, all representations regarding Environmental Permits, compliance with Environmental Laws and environmental regulatory matters shall be governed by Section 2.1(t).

           (ii)Except as set forth in Section 2.1(i)(ii) of the Seller's Disclosure Schedule (A) each of Sierra, with respect to its operation of the Company, and the Company with respect to its operation of each Subsidiary is, and at all times since December 31, 2002, has been, in material compliance with all of the terms and requirements of each such Permit; (B) no event has occurred or circumstance exists that (with or without the giving of notice or the lapse of time or both) (x) constitutes or results, directly or indirectly, in a violation of, or a failure to comply with, any material term or requirement of any such Permit, or (y) results, directly or indirectly, in the revocation, withdrawal, suspension, cancellation, or termination of, or any material modification to, any such Permit; (C) neither Seller, with respect to its operation of the Company, nor the Company nor any Subsidiary has received at any time since June 30, 2003, any notice or other communication from any Governmental Authority or any other Person regarding (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Permit, or (y) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit; (D) all applications required to have been filed for the renewal of each such Permit have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to each such Permit have been duly made on a timely basis with the appropriate Governmental Authority; in each case with such exceptions as, individually or in the aggregate, has had, does have or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

           (iii)Except as provided in Section 2.1(i)(iii) of the Seller's Disclosure Schedule, each of the Seller, with respect to its operation of the Company, (A) the Company and each Subsidiary is, and at all times since June 30, 2003 has been, in full compliance with all Applicable Law; (B) no event has occurred or circumstance exists that could reasonably be expected to (with or without the giving of notice or the lapse of time or both) constitute or result, directly or indirectly, in a violation by the Seller, with respect to its operation of the Company, or the Company or any Subsidiary of, or a failure on the part of the Seller, with respect to its operation of the Company, or the Company or any Subsidiary to comply with, all Applicable Law; and; (C) neither the Seller, the Company nor any Subsidiary has received, at any time since June 30, 2003, any written notice or other written communication from any Governmental Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure on the part of the Seller, with respect to its operation of the Company, or the Company or any Subsidiary to comply with, all Applicable Law; in each case except for such violations and defaults that, individually or in the aggregate, have not had, do not have and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or could not reasonably be expected to prevent, materially burden or materially delay the consummation by the Seller of the transactions contemplated in this Agreement or in the Operative Documents.

           (iv)Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or as set forth in Section 2.1(i)(iv) of the Seller's Disclosure Schedule, all policy forms issued by the Company and each Subsidiary, and all policies, binders, slips, certificates and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) and all amendments, applications, brochures, illustrations and certificates pertaining thereto, and any and all marketing materials, are, to the extent required under Applicable Law, on forms approved by applicable insurance regulatory authorities or which have, where required by Applicable Law, been approved by all applicable Governmental Authorities or filed with and not objected to (or such objection has been withdrawn or resolved) by such Governmental Authorities within the period provided by Applicable Law for objection, and all such forms comply in all respects with, and have been administered in all respects in accordance with, Applicable Law. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, all premium rates established by the Company or the Subsidiaries that are required to be filed with or approved by Governmental Authorities have been so filed or approved, the premiums charged conform to the premium rating plans and underwriting methodologies so filed or approved and comply (or complied at the relevant time) with the insurance laws applicable thereto. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, any Contract to which the Company or any Subsidiary is a party and which is required to be filed with or approved by any Governmental Authority has been so filed or approved. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, all reports, statements, documents, registrations, filings and submissions to state insurance regulatory authorities were timely filed and complied in all material respects with Applicable Laws in effect when filed and no material deficiencies have been asserted by any such regulatory authority with respect to such reports, statements, documents, registrations, filings or submissions that have not been cured or satisfied.

           (v)Except as set forth in Section 2.1(i)(v) of the Seller's Disclosure Schedule, each of the Company and each Subsidiary is, where required, (A) duly licensed or authorized as an insurance company or reinsurer in its jurisdiction of incorporation, (B) duly licensed or authorized as an insurance company and, where applicable, a reinsurer, in each other jurisdiction where it is required to be so licensed or authorized, and (C) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write or conduct each line of business reported as being written in the Statutory Statements. The Company has made all required notices, submissions, reports or other filings under applicable insurance holding company statutes except where the failure to file has not had, does not have and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and each Subsidiary have marketed, sold and issued insurance products in compliance with all Applicable Laws or the conduct or operation of the Business and in the respective jurisdictions in which such products have been sold. To the knowledge of Sierra, the Seller and the Company, no proceeding or customer complaint has been filed with the insurance regulatory authorities which could reasonably be expected to lead to the revocation, failure to renew, material limitation, suspension or material restriction of any such Permit.

           (vi)Section 2.1(i)(vi) of the Seller's Disclosure Schedule sets forth all material unpaid claims and assessments against the Company or any Subsidiary, whether or not due, by any state insurance guaranty association (in connection with that association's fund relating to insolvent insurers), joint underwriting association, residual market facility or assigned risk pool. Except as set forth in Section 2.1(i)(vi) of the Seller's Disclosure Schedule, no such claim or assessment is pending, neither the Company nor any Subsidiary has received notice of any such claim or assessment, and, to the knowledge of Sierra, the Seller and the Company, there is no basis for the assertion of any such claim or assessment against the Company or any Subsidiary by any state insurance guaranty association, joint underwriting association, residual market facility or assigned risk pool.

     (j)  Reserves. None of Sierra, the Seller, the Company or any of the Subsidiaries has intentionally or willfully misstated, underestimated or overestimated any liabilities in respect of insurance losses or loss adjustment expenses of the Company or any Subsidiary.

     (k)  Actuarial Reports. The Seller or the Company has delivered to the Purchaser a true and complete copy of any actuarial reports prepared by Tillinghast Towers-Perrin and any other report prepared at the Company's request by actuaries, independent or otherwise, with respect to the Company or any Subsidiary for any period ending on or after December 31, 1998, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). The information and data furnished by the Company to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects. Furthermore, each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company and the Subsidiaries, as the case may be, and, to the knowledge of Sierra, the Seller and the Company, at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial standards consistently applied. In addition, the Seller and the Company have delivered to Buyer copies of the Company's work papers used as the basis for establishing the reserves for the Company and the Subsidiaries as of December 31, 2002 and June 30, 2003, respectively. Since June 30, 2003, none of the Company or the Subsidiaries have adjusted their insurance reserves except in the ordinary course of business consistent with past practice.

     (l)  Contracts; No Default.

           (i)Except as set forth in Section 2.1(l)(i) of the Seller's Disclosure Schedule, the Company and each Subsidiary is not a party to or bound by any Contract (excluding in each case policies of insurance issued in the ordinary course of business):

              (A)evidencing indebtedness for borrowed money in excess of $25,000 or pursuant to which the Company or any Subsidiary has guaranteed (including guarantees by way of acting as surety, co-signer, endorser, co-maker, indemnitor or otherwise) any obligation in excess of $25,000 of any other Person;

              (B)prohibiting or limiting the ability of the Company or any Subsidiary (A) to engage in any line of business, (B) to compete with, obtain products or services from, or provide services or products to, any Person or (C) to carry on or expand the nature or geographical scope of the Business anywhere in the world;

              (C)regarding any employment, severance, termination, agency, brokerage, consultation or representation Contract or similarly binding arrangement of any type (including, without limitation, loans or advances) with any current or former stockholder, executive, officer or director of Sierra, the Seller, the Company or any Subsidiary (or any of their respective family members or Affiliates), or any employee, consultant, representative, managing general agent, agent, reinsurance intermediary, claims adjuster or administrator or broker of the Company or any Subsidiary other than such Contracts (A) as to which Sierra or the Seller shall assume all obligations, (B) agency contracts entered into in the ordinary course of business, (C) which may be terminated upon no more than thirty (30) days' notice by, and in any case without penalty or cost to, the Company or any Subsidiary other than for services rendered or costs incurred through the date of termination or (D) which provide for annual payments and benefits aggregating no more than $25,000;

              (D)with any Affiliate;

              (E)pursuant to which it (A) leases from or to any other Person any tangible personal property or real property or (B) purchases or sells materials, supplies, equipment or services and which, in the case of clauses (A) and (B), calls for future payments in excess of $25,000 in any year;

              (F)which is a partnership agreement, joint venture agreement or other Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary with any other Person;

              (G)providing for the acquisition or disposition after the date of this Agreement of any portion of the Business or assets (including Company Investment Assets) of the Company or any Subsidiary other than in the ordinary course of business;

              (H)providing for a power of attorney on behalf of the Company or any Subsidiary other than in the ordinary course of business;

              (I)involving a payment after the date hereof of an amount of money in excess of $25,000 and continuing (including mandatory renewals or extensions which do not require the consent of the Company or any Subsidiary) more than one year from its date and not made in the ordinary course of business;

              (J)relating to a mortgage, pledge, security agreement, deed of trust or other document granting a Lien over any real or personal asset or property (including Company Investment Assets) owned by the Company or any Subsidiary;

              (K)that contains or provides for an express undertaking by the Company or any Subsidiary to be responsible for consequential damages, other than those entered in the ordinary course of business; or

              (L)that guarantee over a period of greater than twelve (12) months the rates charged by the Company or any of the Subsidiaries to any customer;

The Seller has delivered or made available to the Purchaser a true and complete copy of each Contract identified or required to be identified in Section 2.1(l)(i) of the Seller's Disclosure Schedule and each such Contract is in full force and effect and is valid and enforceable in accordance with its terms.

           (ii)Except as set forth in Section 2.1(l)(ii) of the Seller's Disclosure Schedule:

              (A)the Company and each Subsidiary is, and at all times since June 30, 2003 has been, in material compliance with all applicable terms and requirements of each Contract identified or required to be identified in Section 2.1(l)(i) of the Seller's Disclosure Schedule;

              (B)to the knowledge of Sierra, the Company and the Subsidiaries, each other Person that has or had any obligation or liability under any Contract identified or required to be identified in Section 2.1(l)(i) of the Seller's Disclosure Schedule is, and at all times since June 30, 2003 has been, in material compliance with all applicable terms and requirements of each such Contract;

              (C)to the knowledge of Sierra, the Company and the Subsidiaries, no event has occurred or circumstance exists that has or could reasonably be expected to (with or without the giving of notice or the lapse of time or both) contravene, conflict with, or result in a material violation or material breach of, or give the Company or any Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract identified or required to be identified in Section 2.1(l)(i) of the Seller's Disclosure Schedule; and

              (D)the Company and each Subsidiary has not given to or received from any other Person, at any time since June 30, 2003 any written notice or other written communication regarding any actual, threatened, alleged, possible, or potential material violation or material breach of, or material default under, or cancellation of, any Contract identified or required to be identified in Section 2.1(l)(i) of the Seller's Disclosure Schedule.

     (m)  Insurance.

           (i)Section 2.1(m)(i) of the Seller's Disclosure Schedule sets forth a true and complete list of all insurance policies or binders of fire, liability, workmen's compensation, motor vehicle, directors' and officers' liability, property, casualty, life and other forms of insurance owned, held by or applied for, or the premiums for which are paid by the Company or any Subsidiary. The Seller has delivered or made available to the Purchaser true and complete copies of such policies and binders and all pending applications for any such policies or binders. Notwithstanding anything to the contrary contained herein, the assets of the Company and the Subsidiaries shall include any proceeds of any such policy and any benefits thereunder, and any claims by the Company or any Subsidiary in respect thereof, to the extent arising out of any such casualty to any asset of the Company or any Subsidiary occurring after the date hereof and prior to the Closing, and no such proceeds shall be divided, distributed or otherwise paid out of the Company or any Subsidiary.

           (ii)Except as set forth in Section 2.1(m)(ii) of the Seller's Disclosure Schedule, (i) the Company and each Subsidiary is, and since June 30, 2003 has been, covered on an uninterrupted basis by valid and effective insurance policies or binders which are in the aggregate reasonable in scope and amount in light of the risks attendant to the business in which the Company or any Subsidiary is or has been engaged, (ii) all such policies or binders are in full force and effect, no notice of cancellation, termination, revocation or limitation or other indication that any insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder, has been received with respect to any such policy and all premiums due and payable thereon have been paid in full on a timely basis; (iii) there are no pending or, to the knowledge of Sierra, the Seller or the Company, threatened, material claims against such insurance by the Company or any Subsidiary as to which the insurers have denied liability, and (iv) there exist no material claims under such insurance policies or binders that have not been properly and timely submitted by the Company or any Subsidiary to its insurers.

     (n)  Employee Benefit Plans and Employees.

           (i)Set forth in Section 2.1(n)(i) of the Seller's Disclosure Schedule is a complete and correct list of all retirement, pension, savings, profit-sharing, bonus, incentive compensation, deferred compensation, stock option or stock compensation, welfare benefit, severance or termination, retiree medical, dental or life insurance, supplemental retirement, employment or consulting agreements and other material Contracts and arrangements (including automobile rental or usage arrangements) maintained or contributed to by the Company or any Subsidiary or for which the Company or any Subsidiary have any liability, or covering current or former employees, officers, directors, or independent contractors of the Company or any Subsidiary ("Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (each, a "Benefit Plan", and collectively, the "Benefit Plans"). Sierra and the Seller have made available to the Purchaser true, accurate and complete copies of all material written Benefit Plans or written descriptions thereof.

           (ii)Except as disclosed in Section 2.1(n)(ii) of the Seller's Disclosure Schedule: (A) each Benefit Plan is in compliance with ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and all other Applicable Laws and the terms of its plan documents, (B) each Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has either received a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001, or is in the process of applying for such a determination letter, and with respect to any Benefit Plan and all amendments, and to the knowledge of the Seller, there are no circumstances likely to result in revocation of any such favorable determination letter or, if applicable, denial of such favorable determination letter, (C) no Benefit Plan is a multiemployer plan, as defined in Section 3(37) of ERISA, and neither the Company nor any member of a "controlled group" (as defined in Section 4001(a) of ERISA) with the Company have contributed, or had an obligation to contributed, to a multiemployer plan in the last six years, (D) no Benefit Plan provides medical coverage beyond termination of employment except as required by Section 4980B of the Code or applicable state law, (E) there are no pending, anticipated or, to the knowledge of the Seller or Sierra, threatened actions relating to the Benefit Plans, other than claims for benefits in the ordinary and usual course, (F) to the knowledge of Sierra or the Seller, no event has occurred with respect to a Benefit Plan which would subject the Company or the Subsidiaries to a material tax under Section 4975 or 4976 of the Code or Section 502 of ERISA, or material liability under Section 409 of ERISA, (G) no Benefit Plan is a "defined benefit plan" within the meaning of Section 414(j) of the Code, and (H) neither the Seller nor the Company nor any Subsidiary has any Contract, plan or material commitment, whether legally binding or otherwise, to create any additional Benefit Plan or to modify or terminate any existing Benefit Plan in a manner that would result in material liability to the Company or any Subsidiary.

           (iii)No material liability under Subtitle C or D of Title IV of ERISA has been incurred and not satisfied and no condition exists which presents a risk that any liability would be incurred by the Company or any Subsidiary, in each case with respect to any ongoing, frozen or terminated plan currently or formerly maintained or contributed to by the Company or any Subsidiary or any Person which would be now or at the applicable time considered a member of the Company or any Subsidiary's "controlled group" within the meaning of Section 4001(a)(14) of ERISA (an "ERISA Affiliate").

           (iv)All contributions required to be made on or prior to the Closing Date under the terms of any Benefit Plan or required by Applicable Law have been or will be timely made. All such contributions to the Benefit Plans, and all payments under the Benefit Plans, except those to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected on the Preliminary Closing Date Balance Sheet and the Closing Date Balance Sheet.

           (v)Except as set forth in Section 2.1(n)(v) of the Seller's Disclosure Schedule, no written or, to the knowledge of the Seller or Sierra, no oral representations have been made to any Employee promising or guaranteeing any payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current Benefit Plan year or for more than thirty (30) days beyond the termination of an Employee's employment, except to the extent of coverage required under Title 1, Subtitle B, Part 6 of ERISA and Section 4980B of the Internal Revenue Code and the regulations thereunder ("COBRA").

           (vi)Except as set forth in Section 2.1(n)(vi) of the Seller's Disclosure Schedule, (A) no Benefit Plan is a stay-bonus agreement or arrangement, retention agreement or similar "pay-to-stay" plan, program, arrangement or agreement and (B) there are no obligations pursuant to any Benefit Plan with respect to a stay-bonus agreement or arrangement, retention agreement or similar "pay-to-stay" plan, program, arrangement or agreement.

           (vii)Except as set forth in Section 2.1(n)(vii) of the Seller's Disclosure Schedule, (A) there are no material controversies pending or, to the knowledge of Sierra or the Seller, threatened, between the Company or any Subsidiary, on the one hand, and any Employees, on the other hand; (B) neither the Company nor any Subsidiary is a party to a collective bargaining agreement or other labor union Contract applicable to its current or former Employees and no application or representation or certification proceedings for certification of a collective bargaining agent is (are) pending or, to the knowledge of Sierra or the Seller, threatened; (C) there are no grievances outstanding against the Company or any Subsidiary under any such agreement or Contract; (D) there are no known organizing activities involving the Company or any Subsidiary pending with any labor organization or group of Employees; (E) there are no unfair labor practice complaints pending against any the Company or any Subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority; and (F) there are no pending or, to the knowledge of Sierra or the Seller, threatened strikes, slowdowns, work stoppages, lockouts, arbitrations, grievances or other labor disputes, or threats thereof involving the Company or any Subsidiary.

           (viii)The Company and each Subsidiary has, in the ordinary and usual course consistent with past practice, paid or made provisions for the payment of all salaries and accrued wages to be made with respect to their respective current and former Employees and each of the Company and each Subsidiary has complied in all material respects with all laws relating to the employment and safety of labor, including provisions relating to wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, and all applicable occupational safety and health acts, laws and regulations. Except as set forth in Section 2.1(n)(viii) of the Seller's Disclosure Schedule, neither the Company nor any Subsidiary has had a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. (the "WARN Act") and no "employees" (within the contemplation of the WARN Act) of the Company or any Subsidiary have suffered, may be deemed to have suffered or will have suffered an "employment loss" as a result of a "mass layoff" or "plant closing" (as defined in the WARN Act) within the six months prior to the date of this Agreement or prior to the Closing Date. Neither the Company nor any Subsidiary is liable for any arrears in withholding or any Taxes or penalties for any material failure to comply with any of the foregoing.

     (o)  Illegal Payments. No illegal payment or contribution has been made by or, to the knowledge of Sierra or the Seller, on behalf of the Company or any Subsidiary which is in violation of any Applicable Law.

     (p)  Non-Contravention. The execution and delivery of this Agreement and the Operative Documents by Sierra and the Seller and the performance and consummation of the any of the transactions contemplated hereby and thereby will not, directly or indirectly (with or without giving of notice or the lapse of time or both): (i) contravene, conflict with or constitute or result in a breach or violation of, or a default under (A) any provision of the articles of incorporation or by-laws of Sierra, the Seller, the Company or any Subsidiary or (B) any resolution adopted by the Board of Directors of Sierra, the Seller, the Company or any Subsidiary; (ii) assuming compliance with the matters referred to in Section 2.1(q) and 2.2(d), violate or conflict with any Order applicable to any of Sierra, the Seller, the Company or any Subsidiary, or the business of the Company or any Subsidiary or give any Governmental Authority or any other Person the right to challenge any of the transactions contemplated by hereby or in the Operative Documents or to exercise any remedy or obtain any relief under, any Applicable Law or Order to which Sierra, the Seller, the Company or any Subsidiary, or any assets owned or used by the Company or any Subsidiary, are subject; (iii) except as disclosed in Section 2.1(p) of the Seller's Disclosure Schedule, require the making of any filing or the obtaining of any consent or other action by any Person under, result in a breach of constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation of Sierra, the Seller, the Company, any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any Contract or (iv) result in the creation of any Lien on (x) the Subject Shares or (y) any of the assets or properties owned or used by the Company or any Subsidiary, in each case, pursuant to any Contract, Permit or other instrument relating to such capital stock, assets or properties; or (v) contravene, conflict with, or constitute or result in a breach or violation, or default under, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by the Company or any Subsidiary or that otherwise relates to the Business or any of the assets owned or used by the Company or any Subsidiary; except, in the case of clauses (ii), (iii), (iv) and (v), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     (q)  Consents and Approvals. The only Permits or the expiration of any applicable waiting periods related thereto of any Governmental Authority required to be obtained or given by Sierra and the Seller in connection with the execution or delivery by the Seller of this Agreement and the Operative Documents, the performance of its obligations hereunder or thereunder or the consummation of transactions contemplated hereby and thereby are: (i) the notification to the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") (each of which is hereby defined as pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated pursuant thereto and expiration of the applicable waiting periods under the HSR Act; (ii) any required antitrust filings or approvals under the insurance laws of any state; (iii) the approvals of the Commissioners of Insurance of California and Texas; (iv) any required filings or approvals under federal or state securities laws; and (v) Permits which, if not obtained or made, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     (r)  Tax Matters. Except as provided in Section 2.1(r) of the Seller's Disclosure Schedule,

           (i)all Tax Returns that are required to have been filed by or with respect to the Company or any Subsidiary have been duly and timely filed (or will have been duly and timely filed by the Closing Date) in accordance with all Applicable Laws;

           (ii)all Taxes shown to be due on such Tax Returns have been timely paid (or will have been duly and timely paid by the Closing Date);

           (iii)all such Tax Returns are (and upon filing will be) true, accurate, correct and complete in all material respects;

           (iv)no adjustment relating to such Tax Returns has been proposed in writing to Sierra, the Seller, the Company or any Subsidiary, and there are no pending or, to the knowledge of Sierra or the Seller, threatened actions or proceedings for the assessment or collection of Taxes against the Company or any Subsidiary by any Taxing Authority (or that could result in liability of the Company or any Subsidiary on the basis of joint and/or several liability);

           (v)there are no Liens for Taxes, other than Permitted Liens, on any assets of the Company or any Subsidiary (other than for Taxes not yet due and payable);

           (vi)no unexpired waivers of statutes of limitation have been given with respect to any Taxes for which the Company or any Subsidiary could be liable;

           (vii)all Taxes which the Company or any Subsidiary has been required to collect or withhold with respect to the Company or any Subsidiary have been collected or withheld and, to the extent required when due, have been or will be paid to the proper Taxing Authority;

           (viii)other than the Tax Allocation Agreements, neither the Company nor any Subsidiary is a party to any income Tax sharing or Tax allocation agreement;

           (ix)the Company and each Subsidiary is a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which Sierra files a federal consolidated return as the common parent, and has not been includible in any other federal consolidated return for any taxable period for which the statute of limitations has not expired;

           (x)none of the Company or any Subsidiary is a partner in any partnership, joint venture or other arrangement that is treated as a partnership for Tax purposes other than certain mandatory state insurance associations and mandatory state reinsurance pools;

           (xi)none of Sierra, the Seller, the Company or any Subsidiary has filed a consent pursuant to Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Sierra, the Seller, the Company or any Subsidiary;

           (xii)each of the Company and each Subsidiary has made (or will make) all payments of estimated Taxes that are required to be made prior to the Closing Date;

           (xiii)neither the Company nor any Subsidiary has made any payments, or is obligated to make any payments, or is it a party to any agreement that under certain circumstances could require it to make any payments, that are not fully deductible under Section 162(m) or 280G of the Code;

           (xiv)none of the assets of any of the Company or any Subsidiary constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code, and neither the Company nor any Subsidiary is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Code;

           (xv)there are no accounting method changes, and, to the knowledge of Sierra or the Seller, there are no proposed or threatened accounting method changes of either the Company or any Subsidiary that could reasonably be expected to give rise to an adjustment under Section 481 of the Code for periods after the Closing Date;

           (xvi)neither the Company nor any Subsidiary has received any written ruling of a Taxing Authority related to Taxes or, since its formation, entered into any material written and legally binding agreement with a Taxing Authority relating to Taxes except as regards the extension of any statute of limitations;

           (xvii)neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

           (xviii)neither the Company nor any Subsidiary has liability for Taxes of any Person other than the Company or any Subsidiary (A) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), (B) as a transferee or successor by operation of law, or (C) by Contract;

           (xix)no claim has ever been made by any Taxing Authority in a jurisdiction in which the Company or any Subsidiary does not file tax returns that it is or may be subject to Tax in that jurisdiction, and Section 2.1(r)(xix) of the Seller's Disclosure Schedule contains a list of all states, territories and jurisdictions (foreign or domestic) to which any material Tax is properly payable by the Company or any Subsidiary; and

           (xx)as used in this Agreement, (A) "Tax" or "Taxes" means (1) any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, transfer, recording, severance, stamp, occupation, premium, property, environmental, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to Tax or additional amount imposed by a Taxing Authority; (2) any liability of any person for the payment of any amounts described in clause (1) as a result of any express or implied obligation to indemnify any other party or as successor or transferee; (B) "Tax Returns" shall mean any report, return or other information required to be supplied to any Taxing Authority or other Person in connection with Taxes; and (C) "Taxing Authority" shall mean the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Tax.

     (s)  Intellectual Property.

           (i)Section 2.1(s) of the Seller's Disclosure Schedule sets forth a list of each patent and patent application, trademark registration and application, copyright registration and application therefor, and domain name owned by the Company and the Subsidiaries (such items, together with all material trademarks, copyrights, computer software, trade secrets, proprietary information, inventions, know-how, processes and procedures (the "Intellectual Property") owned by the Company or the Subsidiaries (the "Owned Intellectual Property"). Except as set forth in Section 2.1(s) of the Seller's Disclosure Schedule, the Company or a Subsidiary (x) owns and has good and marketable title to the Owned Intellectual Property, or (y) has valid, binding and adequate rights to use the Intellectual Property licensed to the Company or a Subsidiary and used in the business of the Company and the Subsidiaries (the "Licensed Intellectual Property"), and (z) has the right to use the Owned Intellectual Property and the Licensed Intellectual Property free and clear of any royalty or other payment obligation (except as provided in any license).

           (ii)To the knowledge of Sierra, the Seller and the Company, the use of the Owned Intellectual Property and the Licensed Intellectual Property by the Company and the Subsidiaries does not conflict with or infringe on the intellectual property of any other Person and, to the knowledge of Sierra, Seller and the Company, no other Person's operations conflict with or infringe on the use and registration of the Owned Intellectual Property. Neither Sierra, the Seller, the Company nor any of the Subsidiaries has received written notice from any other Person challenging the right of the Company or any Subsidiary to use any Owned Intellectual Property or Licensed Intellectual Property, except with respect to rights the loss of which, individually or in the aggregate, have not had and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. To the knowledge of Sierra, the Seller and the Company, none of the Company's or any Subsidiary's key employees is in violation of any term of any patent disclosure agreement or confidentiality agreement the result of which has had or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

           (iii)All material registrations for Owned Intellectual Property have been continuously maintained and are in full force and effect.

           (iv)Except as set forth in Section 2.1(s)(iv) of the Seller's Disclosure Schedule, as of the date hereof, there are no actions that must be taken by the Company or any Subsidiary within 180 days following the Closing that, if not taken, will result in the loss of any Owned Intellectual Property listed in Section 2.1(s) of the Seller's Disclosure Schedule, including without limitation the payment of any registration, maintenance or renewal fees or the filing of any responses, documents, or certificates for the purpose of maintaining, perfecting, preserving or renewing any Intellectual Property.

     (t)  Environmental Matters.

           (i)The Company and the Subsidiaries are and have been in material compliance with all Environmental Laws.

           (ii)Neither the Company nor any of the Subsidiaries is subject to any outstanding judgment, decree, or judicial or administrative order relating to compliance with any Environmental Laws or to the investigation or cleanup of any Hazardous Materials.

           (iii)There are no claims, actions, proceedings, investigations or violations relating to any Environmental Law pending, or, to Sierra or the Seller's knowledge, threatened against the Company or any Subsidiary.

           (iv)There are no past or present actions, circumstances, conditions, events or incidents, including without limitation the presence, handling, transportation, disposal, release or threatened release of any Hazardous Material that could reasonably be expected to impose any material obligation on the Company or any Subsidiary or form the basis of any material claims under any Environmental Laws.

           (v)All Environmental Permits required, if any, under Environmental Laws, have been timely obtained, complied with, maintained in full force and effect and are properly transferable to the Purchaser as a matter of due course.

           (vi)There is no restriction on the ownership, occupancy, use or transferability of any of the Company or any Subsidiary's real property pursuant to any Environmental Laws which would impair the Purchaser's ability to use such real property for substantially the same purposes as such real property is currently being used.

           (vii)The Seller and the Company have provided to the Purchaser all material environmental studies, reports, assessments, analyses, records or audits relating to its currently or formerly owned or operated properties, business or operations that are in the Company's or any Subsidiary's possession or control.

     (u)  Investments. The Seller has provided the Purchaser with a list of the any investment assets (whether or not required by GAAP or SAP to be reflected on a balance sheet), including, without limitation, bonds, notes, debentures, mortgage loans, real estate, collateral loans, derivatives and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes that are beneficially owned by the Company or any Subsidiary as of September 30, 2003 (such investment assets, together with all investment assets acquired by the Company and the Subsidiaries between September 30, 2003 and the Closing Date are referred to herein as the "Investment Assets"). Section 2.1(u) of the Seller's Disclosure Schedule sets forth the Investment Assets as of September 30, 2003 and specifies the issuer of each such Investment Asset, the amount owned of each such Investment Asset, the maturity date of each Investment Asset (if applicable) and the Fair Market Value of each Investment Asset as of September 30, 2003. Except as set forth in Section 2.1(u) of the Seller's Disclosure Schedule, each of the Company and the Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens. None of the Investment Assets is in default in the payment of principal or interest or dividends and, to the knowledge of Sierra or the Seller, there has occurred no event which (whether with notice or lapse of time or both) will result in a default under, or cause the permanent impairment of, any of the Investment Assets. To the knowledge of Seller and Sierra, all of the Investment Assets comply with, and the acquisition thereof complied with, any and all investment restrictions under Applicable Law. As of the Closing Date, following the transactions contemplated by Section 3.22 to occur on or prior to such date, all of the Investment Assets that are real property mortgages shall be performing assets and not (whether with notice or lapse of time or both) in default.

     (v)  Reinsurance Agreements. Section 2.1(v) of the Seller's Disclosure Schedule sets forth a list of all reinsurance and coinsurance or retrocession treaties and agreements (each, a "Reinsurance Agreement") in force as of the date of this Agreement to which the Company or any Subsidiary is a party, any terminated or expired treaty or agreement under which there remains any outstanding liability from one reinsurer with respect to paid or unpaid case reserves and any treaty or agreement with any Affiliate of the Company or any Subsidiary, the effective date of each such treaty or agreement, and the termination date of any treaty or agreement which has a definite termination date, the name of the ceding company, the name of the broker or other intermediary (if any), the type of Reinsurance Agreement, the estimated premium for the year ended December 31, 2003 and the limit for the year ended December 31, 2003. All of the Reinsurance Agreements are valid and enforceable against the Company and the Subsidiaries which are a party thereto and, to the knowledge of Sierra or the Seller, against the other parties thereto in accordance with their terms and are in full force and effect. The Company and the Subsidiaries have performed in all material respects all the obligations required to be performed by them under the Reinsurance Agreements and neither the Company, any Subsidiary nor, to the knowledge of Sierra or the Seller, any of the other parties thereto is in breach or default under any Reinsurance Agreement. Except as set forth on Section 2.1(v) of the Seller's Disclosure Schedule (i) since December 31, 2002, none of Sierra, the Seller, the Company or any Subsidiary has received any written notice from any applicable reinsurer that any amount of reinsurance ceded by the Company or any Subsidiary will be uncollectible or otherwise defaulted upon, (ii) to the best knowledge of Sierra, the Seller, the Company and the Subsidiaries, none of the reinsurers of the Company or any Subsidiary is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (iii) to the knowledge of Sierra, the Seller, the Company and the Subsidiaries as of the date hereof, the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated, (iv) to the knowledge of Sierra, the Seller, the Company and the Subsidiaries as of the date hereof, no written notice of intended cancellation has been received by the Company or any Subsidiary from any such reinsurer, (v) to the knowledge of Sierra, the Seller, the Company and the Subsidiaries as of the date hereof, there are no disputes under any Reinsurance Agreement and (vi) each of the Company and each Subsidiary is entitled under the insurance laws of their respective jurisdiction of incorporation to take full credit in their respective Annual Statutory Statements for all amounts recoverable by them pursuant to any Reinsurance Agreement, and all such amounts recoverable have been properly recorded in the books and records of account of the Company and each Subsidiary, respectively, and are properly reflected in their respective Annual Statutory Statements. No such Reinsurance Agreement contains any provision providing that any such party thereto (other than the Company or any Subsidiary) may terminate, cancel, or commute the same by reason of the transactions contemplated by this Agreement.

     (w)  Agents and Brokers. To the knowledge of Sierra or the Seller, all Persons through whom the Company or any Subsidiary has placed or sold insurance and reinsurance were duly licensed (to the extent such licensing is required) to sell or place insurance and reinsurance in the jurisdictions where, and at the time when, they did so on behalf of the Company and the Subsidiaries, as applicable. No agent, broker, intermediary or producer has any underwriting or binding authority (other than pursuant to standard agency agreements) on behalf of the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to any managing general agency Contract or other similar arrangement and neither the Company nor any Subsidiary is a party to any fronting or similar agreement to place or sell insurance or reinsurance for any other Person.

     (x)  Relationships with Affiliates, Officers, Directors and Interested Parties. Except as set forth in Section 2.1(x) of the Seller's Disclosure Schedule or as specifically scheduled on the Company's Financial Statements, neither the Company nor any Subsidiary is a party to any Contract, agreement or arrangement with Sierra, the Seller or their Affiliates (except for the Company or any Subsidiary), or any officer, director or employee of such Persons (the "Affiliate Agreements"). Section 2.1(x) of the Seller's Disclosure Schedule sets forth a true and complete list of all intercompany account balances as of June 30, 2003 between the Seller or any of its Affiliates (other than the Company or any Subsidiary), on the one hand, and the Company or any Subsidiary, on the other hand. Except as disclosed in Section 2.1(x) of the Seller's Disclosure Schedule, since June 30, 2003, there has not been any incurrence or accrual of any liability (as a result of allocations or otherwise) by the Company or any Subsidiary to the Seller or any of its Affiliates or other transaction between the Company or any Subsidiary and the Seller or any of its Affiliates (other than the Company or any Subsidiary), except (i) in the ordinary course of business or (ii) as contemplated by this Agreement or any Operative Agreements.

     (y)  Accounts with Financial Institutions. Section 2.1(y) of the Seller's Disclosure Schedule sets forth a list of all safe deposit boxes, active bank accounts and other time or demand deposits of the Company and each Subsidiary, including any custodial accounts for securities owned by the Company or any Subsidiary, together with the names and addresses of the applicable financial institution or other depository, the account number and the identities of all Persons authorized to draw thereon or who have access thereto.

     (z)  Minute Books; Stock Books; Officers and Directors. The minute books of the Company and each Subsidiary which have been made available to the Purchaser for its inspection contain true, accurate and complete records of all meetings and consents in lieu of meetings, of the Board of Directors (and any committee thereof) of the Company and each Subsidiary and of their respective shareholders since incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings. The stock books of the Company and each Subsidiary which have been made available to the Purchaser for its inspection are true, accurate and complete. Section 2.1(z) of the Seller's Disclosure Schedule sets forth a true, accurate and complete list of the officers and directors of the Company and each Subsidiary as of the date of this Agreement.

     (aa)  Brokers. Except for Banc of America Securities LLC, no agent, broker, finder, intermediary, investment banker, Person or firm acting on behalf of Sierra, the Seller, the Company or any Subsidiary is entitled to any brokerage, finder's or other fee or commission in connection with the execution of this Agreement or the Operative Documents or the consummation of the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Sierra, the Seller or any of their Affiliates. Sierra and the Seller are solely responsible for the fees and expenses of Banc of America Securities LLC.

     (bb)  Security Deposits. Section 2.1(bb) of the Seller's Disclosure Schedule sets forth a true and complete list of all securities and amounts deposited by the Company or any Subsidiary with state insurance departments and other Governmental Authorities as of September 30, 2003.

     (cc)  Risk Based Capital; IRIS Ratios. The Seller has made available to the Purchaser as of December 31, 2002, true and complete copies of all analyses, reports and other data prepared by the Company or any Subsidiary or submitted by the Company or any Subsidiary to any Governmental Authority relating to risk-based capital calculations or IRIS ratios.

     2.2  Representations and Warranties of the Purchaser. The Purchaser represents and warrants to, and agrees with, the Seller and Sierra that, except as set forth in the Purchaser's Disclosure Schedule or as contemplated by this Agreement (as used herein, any reference to any event, change or effect being "material" with respect to the Purchaser means an event, change or effect which is material in relation to the financial condition, properties, business, operations, assets or results of operations of the Purchaser).

     (a)  Organization and Authority of the Purchaser. The Purchaser is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The copies of the Purchaser's certificate of incorporation and by-laws, as amended, previously made available to the Seller, are complete and correct. The Purchaser has the full legal right, requisite corporate power and authority to enter into, and has taken all corporate action necessary to execute, deliver and perform fully its obligations under, this Agreement and the Operative Documents to which it will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and the Operative Documents to which it will be a party have been duly authorized by all necessary corporate action on the part of the Purchaser (including any necessary stockholder action) and no other corporate proceeding on the part of the Purchaser is necessary to authorize this Agreement and the Operative Documents. This Agreement has been duly executed and delivered by the Purchaser and constitutes, and upon the execution and delivery by the Purchaser of the Operative Documents to which it is a party each such Operative Document shall constitute, a valid and legally binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms.

     (b)  Litigation. Except in the ordinary course of business, there are no material actions, suits, proceedings or investigations pending or, to the knowledge of the Purchaser, threatened against the Purchaser at law, in equity or otherwise, in, or before, or by, any court or Governmental Authority challenging the validity or propriety of the transactions contemplated by this Agreement or any of the Operative Documents to which it will be a party which seek to enjoin any of the transactions contemplated by this Agreement or any of the Operative Documents to which it will be a party, or which if adversely decided to the Purchaser, would reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.

     (c)  Non-Contravention. The execution and delivery by the Purchaser of this Agreement and of the Operative Documents to which the Purchaser is a party will not directly or indirectly (i) conflict with or violate any provision of the articles of incorporation or by-laws of the Purchaser or any resolution adopted by the Board of Directors of the Purchaser, (ii) assuming compliance with the matters referred to in Section 2.1(q) and 2.2(d), violate any Applicable Law or conflict with any Order applicable to the Purchaser; or (iii) except as disclosed in Section 2.2(c) of the Purchaser's Disclosure Schedule, require any consent or other action of any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Purchaser under any agreement or other instrument binding upon the Purchaser, except, in the cases of clauses (ii) and (iii), to the extent that any such violation, failure to obtain any such consent or other action or default would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.

     (d)  Consents and Approvals. The only Permits of any Governmental Authority required to be obtained or given by the Purchaser in order that the transactions contemplated hereby may be consummated are: (i) the notification to the FTC and the Antitrust Division pursuant to the HSR Act, and the rules promulgated pursuant thereto and expiration of the applicable waiting periods under the HSR Act; (ii) any required antitrust filings or approvals under the insurance laws of any state; (iii) the approvals of the Commissioners of Insurance of New York, California and Texas, (iv) any required filings or approvals under federal or state securities laws; and (v) Permits which, if not obtained or made, would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.

     (e)  Securities Act of 1933. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Shares and is capable of bearing the economic risks thereof. The Purchaser is acquiring the Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of the registration requirements of the Securities Act of 1933, as amended.

     (f)  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the consummation of the transactions contemplated by this Agreement or any of the Operative Documents based upon arrangements made by or on behalf of the Purchaser or its Affiliates.

ARTICLE III
Additional Agreements of the Parties

     3.1  Conduct of the Business.

     (a)  Except as otherwise provided in Section 3.1(b) with respect to the Renewal Rights Transaction, Sierra and the Seller covenant and agree that, from the date hereof through the Closing Date, they shall use their respective commercially reasonable efforts to cause the Company and the Subsidiaries to (i) cease writing new business and renewal business (whether directly or through any agent, broker, intermediary or producer) except as necessary to comply with (A) the terms of any applicable insurance policies and agreements and (B) Applicable Law and (ii) cancel with effect on or before the Closing, all contracts and other agreements with any and all agents, brokers, intermediaries, producers and other Persons who have authority to place or sell insurance or assumed reinsurance on behalf of the Company or any Subsidiary, in each case only to the extent that any such cancellation can be effected (A) with no liability, cost, obligation, penalty or premium to the Company or any Subsidiary, (B) in accordance with the terms of the applicable contract or agreement, including the notice provisions thereof and (C) without violation of Applicable Law.

     (b)  Renewal Rights Transaction. Sierra and the Seller or their designees, at their sole option, may arrange for a sale of the rights to the renewal business of the Company and/or any one or more of the Subsidiaries (a "Renewal Rights Transaction"), subject to this Section 3.1(b). At least thirty (30) days prior to Closing, Sierra shall notify the Purchaser in writing of its intention to exercise such option. Sierra shall cause the binding definitive agreement memorializing any such Renewal Rights Transaction to be executed and delivered before or on the Closing Date. If (i) Sierra does not provide written notice to the Purchaser of its intention to exercise such option at least thirty (30) days prior to Closing, which notice shall include (x) identification of the purchaser of the rights of any such renewal business (the "Renewal Rights Purchaser"), (y) identification of the Persons who own five percent (5%) or more of the voting equity of, or partnership interests in, the Renewal Rights Purchaser and (z) the material terms of the proposed Renewal Rights Transaction and (ii) the definitive agreement referred to in the previous sentence is not executed and delivered on or prior to the Closing Date, Sierra shall not be entitled to enter into any Renewal Rights Agreement and none of the Purchaser, its Affiliates, or (following the Closing) the Company or any Subsidiary shall have any obligation under this Section 3.1(b). Any proceeds payable in respect of such Renewal Rights Transaction shall be retained by Sierra or its designee. From and after the Closing Date, the Purchaser and Sierra will work jointly and use their commercially reasonable efforts to facilitate any Renewal Rights Transaction; provided, however, that (i) neither the Purchaser nor any of its Affiliates (including after the Closing the Company and the Subsidiaries) shall be required to "front" any renewal business in connection with any Renewal Rights Transaction, (ii) any Renewal Rights Transaction which shall impose any significant obligations or restrictions on the Purchaser or its Affiliates (including after the Closing the Company and the Subsidiaries) following the Closing shall be subject to the prior written approval of the Purchaser, and (iii) Sierra and the Seller shall jointly and severally bear all costs and expenses incurred by the Purchaser in connection with effectuating any Renewal Rights Transaction. Sierra and the Seller hereby jointly and severally agree to defend, indemnify and hold harmless the Purchaser, the Company and each Subsidiary, dollar-for-dollar (without regard to any caps, floors, baskets or other similar limitations), from and against all Damages and other liabilities arising out of or related to (x) any violation by Sierra or the Seller (whether before or after the Closing) or by the Company or any Subsidiary (prior to the Closing) of the provisions of this Section 3.1(b) or (y) any Renewal Rights Transaction including, without limitation, any claim by or on behalf of a present or former agent, broker, intermediary or other Person who has or had authority to place insurance or assumed reinsurance on behalf of the Company or any Subsidiary of ownership of, or priority to, the renewal business of the Company or any Subsidiary or that such business was improperly sold to the Renewal Rights Purchaser pursuant to the Renewal Rights Transaction.

     (c)  Except as otherwise specifically provided in this Agreement (including as set forth in Section 3.1(c) of the Seller's Disclosure Schedule), prior to the Closing and without making any commitment on Purchaser's behalf, Sierra and the Seller shall cause the Company and each Subsidiary (i) to perform its obligations under all Reinsurance Agreements, insurance policies written by it and all other Contracts and (ii) to confer with the Purchaser with respect to its operational matters of a material nature.

     (d)  Except as contemplated by this Agreement (including as set forth in Section 3.1(d) of the Seller's Disclosure Schedule), Sierra and the Seller covenant and agree that prior to the Closing Date, they shall cause the Company and the Subsidiaries to (i) maintain their respective books and records in the usual, regular and ordinary manner consistent with past practice and (ii) use reasonable best efforts to maintain all of their respective assets and properties in good repair, working order and operating condition (subject only to ordinary wear and tear).

     (e)  Except as otherwise provided herein, Sierra and the Seller covenant and agree that prior to the Closing Date they will not allow the Company or any Subsidiary to amend, commute, terminate or waive any of its rights under any Reinsurance Agreement pursuant to which the Company or any Subsidiary has ceded or transferred any portion of its obligations or liabilities.

     (f)  Sierra and the Seller covenant and agree to cause the Company and each Subsidiary to commence preparation of and, consistent with past practice and on a timely basis, if required prior to the Closing Date, file with or submit to the insurance regulatory authority of the respective jurisdictions of domicile, and any other insurance department or other regulatory authority with which the Company or any Subsidiary is required to make such filings or submissions, and, if filed prior to the Closing Date, deliver to the Purchaser true, accurate and complete copies of, each Quarterly Statutory Statement for each quarter ended prior to the Closing Date and, if the Closing shall not have occurred on or before December 31, 2003, each Annual Statutory Statement for the year ended December 31, 2003; provided, that all such Quarterly Statutory Statements and Annual Statutory Statements shall (i) be prepared in accordance with SAP, which preparation shall not have involved the use of any material practices permitted rather than prescribed by the relevant insurance regulatory authority, (ii) be prepared, respectively, in accordance with the books and records of the Company and each Subsidiary, (iii) present fairly in all material respects the statutory financial position of the Company and the Subsidiaries at the respective date thereof and the statutory results of operations and cash flows of the Company and the Subsidiaries for the respective periods then ended, except that the Quarterly Statutory Statements shall be subject to normal recurring year-end audit adjustments and omit footnotes and other presentation items, (iv) comply in all material respects with the insurance regulatory authority of the respective jurisdictions of domicile of the Company and the Subsidiaries, and (v) be filed with or submitted to the insurance regulatory authority of the respective jurisdictions of domicile of the Company and the Subsidiaries, in each case, in a timely manner on forms prescribed or permitted by each such regulatory authority.

     3.2  Restrictions on Business Pending the Closing. Sierra and the Seller covenant and agree that, except as contemplated in this Agreement (including as set forth on Section 3.2 of the Seller's Disclosure Schedule), from the date hereof until the Closing Date, (x) they shall cause the Company or any Subsidiary to conduct its business in the ordinary course of business and consistent with prior practice and (y) without the prior written consent of the Purchaser, they shall not permit the Company or any Subsidiary to:

     (a)  adopt any amendment of its articles of incorporation or by-laws or any other organizational documents;

     (b)  other than the payment of dividends to policyholders under participatory policies, declare, set aside or pay any dividend or other distribution in respect of its capital stock (whether in cash, stock, property or any combination thereof) or any other securities;

     (c)  purchase, redeem, repurchase or otherwise acquire any shares of its capital stock, or any other equity interests or any rights, warrants or options to acquire any such shares or interests;

     (d)  merge or consolidate with any other Person, acquire an amount of the assets or equity of any other Person that is material to the Company and the Subsidiaries or obligate itself to do so;

     (e)  sell, lease, license, or encumber, or otherwise surrender, relinquish or dispose of (i) any facility leased by the Company or any Subsidiary or (ii) any material assets or property except, (x) with respect to clause (ii), pursuant to existing written Contracts or commitments (the terms of which have been disclosed to the Purchaser prior to the date hereof), (y) with respect to clauses (i) and (ii), in the ordinary course of business, consistent with past practice or (z) as contemplated by this Agreement;

     (f)  create, incur, assume, maintain or permit to exist any new Liens on any of its property or assets except Permitted Liens;

     (g)  create, incur or assume any indebtedness for borrowed money, including obligations in respect of capital leases, or guarantee any indebtedness for borrowed money or any other obligation of any other Person except insurance policies in the ordinary course of business consistent with past practice;

     (h)  conduct transactions in investments except in compliance in all material respects with the investment policy of the Company and the Subsidiaries, in effect on the date hereof, a true and complete copy of which has previously been delivered to the Purchaser; provided, that no investment shall b made in securities rated below "investment grade" Standard & Poor's, a division of The McGraw-Hill Companies, Inc., or Moody's Investors Service, Inc.;

     (i)  (i) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities, or split, combine or reclassify any of its capital stock or issue securities in respect of or exchangeable for or convertible into its capital stock or enter into any amendment of any material term of any of its outstanding securities, or (ii) incur or assume any material indebtedness or any other liabilities except, in either case, in the ordinary course of business consistent with past practice or pursuant to existing credit facilities;

     (j)  make any material change in the underwriting, reinsurance, marketing, pricing, claim adjustment, claim processing, claim payment, reserving, financial or accounting methods, practices or policies, except, in each case, in the ordinary course of business consistent with past practice, as required by Applicable Law or by reason of a concurrent change in GAAP or SAP;

     (k)  pay, discharge, settle or satisfy any material claims, Liens, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or waive any right, in each case, other than (i) policy claims in the ordinary course of business consistent with past practice, and (ii) other liabilities incurred in the ordinary course of business consistent with past practice;

     (l)  (i) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, which, individually or in the aggregate, exceeds $50,000, (ii) make a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any Benefit Plan intended to be qualified under Code Section 401(a) or, (iii) enter into a written and legally binding agreement with a Taxing Authority relating to Taxes (other than a settlement or compromise described in (i), without regard to the $50,000 threshold set forth above);

     (m)  modify or amend in any material respect or terminate any material Contract or enter into any material, new Contract, except in the ordinary course of business consistent with past practice;

     (n)  forfeit, abandon, modify, waive, terminate or otherwise change any of its Permits;

     (o)  terminate, cancel or amend any insurance coverage maintained with respect to any material assets which is not replaced by a comparable amount of insurance coverage (including self insurance);

     (p)  make any payment pursuant to either Tax Allocation Agreement, other than a payment consistent with past practice or in connection with the transactions contemplated by this Agreement;

     (q)  revalue any of its assets, including, without limitation, writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice, as required by SAP or the Company's and the Subsidiaries' auditors or as contemplated by this Agreement;

     (r)  authorize or make any capital expenditure in excess of $50,000;

     (s)  become a party to any agreement (other than insurance policies and Reinsurance Agreements in the ordinary course of business consistent with past practice) which, if it existed on the date hereof, would be required to be listed in the Seller's Disclosure Schedule, or, other than as provided herein or otherwise in the ordinary course of business and consistent with past practice, amend, non-renew or terminate any existing insurance policy or Reinsurance Agreement;

     (t)  enter into any transaction or commitment made, or any Contract or agreement with Sierra, the Seller or any their Affiliates except as contemplated hereunder (other than the Company or any Subsidiary);

     (u)  enter into any joint venture, partnership, managing general agency or similar arrangement with any Person;

     (v)  consider or adopt a plan of complete or partial liquidation, dissolution, rehabilitation, restructuring, recapitalization, re-domestication or other reorganization;

     (w)  enter into or engage (through acquisition, product extension or otherwise), in any material respect, in any new line of business;

     (x)  not take any affirmative action, or fail to take any reasonable action within their control, as a result of which any of the changes or events listed in 2.1(f) reasonably likely to occur;

     (y)  report periodically to the Purchaser on the status of the Business and the status of the operation, and finances of the Company and the Subsidiaries;

     (z)  (i) take any action or course of action inconsistent with its compliance with the covenants and agreements contained in this Agreement or (ii) take or agree to commit to take any action that would make any representation or warranty of Sierra or the Seller contained herein inaccurate in any material respect at the Closing or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at such time; or

     (aa)  authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 3.2.

     3.3  [Intentionally Omitted]

     3.4  Tax Matters.

     (a)  Existing Tax Allocation Agreements. The existing Tax Allocation Agreement, dated as of May 30, 1997, between Sierra, the Company and the other signatories thereto and the Agreement to File Consolidated Federal Income Tax Returns, dated August 6, 1998, between Sierra and Sierra Insurance Company of Texas (together, the "Tax Allocation Agreements") shall terminate with respect to the Company and the Subsidiaries with respect to taxable periods of the Company and the Subsidiaries beginning on or after the Closing Date and any obligations to make payments under such agreement shall be cancelled immediately prior to the Closing Date except in respect of current income taxes payable or receivable (not including any deferred tax assets) to or from Sierra on the one hand and the Company and the Subsidiaries on the other hand to the extent set forth as an asset or liability on the Closing Date Balance Sheet.

     (b)  Tax Returns and Payments.

              (i)The Seller shall timely prepare and file (or cause to be prepared and filed) all income Tax Returns with respect to the Company and the Subsidiaries for taxable periods that end on or before the Closing Date, all Tax Returns of the Company and Subsidiaries required to be filed on or before the Closing Date and all Tax Returns which the Company or Subsidiaries are required to file on a consolidated, combined, unitary or similar basis with the Seller (the "Seller's Tax Returns"). The Seller's Tax Returns relating to taxable periods of the Company and the Subsidiaries which begin before and end after the Closing Date shall be prepared in a manner consistent with past practices, except to the extent required by law. The Seller shall be entitled to timely payment by the Purchaser pursuant to the terms of Section 3.4(d)(iii) hereof and Seller shall thereafter timely pay (or cause to be paid) all Taxes shown as due and payable on the Seller's Tax Returns; provided, however, that Seller shall be entitled to indemnity to the extent provided pursuant to Section 3.4(d) hereof.

              (ii)The Purchaser shall timely prepare and file (or cause to be prepared and filed) all Tax Returns of the Company and Subsidiaries for taxable periods that end after the Closing Date, other than the Seller's Tax Returns (the "Purchaser's Returns"). The Purchaser shall be entitled to timely payment by the Seller pursuant to the terms of Section 3.4(d)(iii) hereof and the Purchaser shall thereafter timely pay (or cause to be paid) all Taxes shown as due and payable on the Purchaser's Returns; provided, however, that the Purchaser shall be entitled to indemnity to the extent provided pursuant to Section 3.4(d) hereof.

              (iii)Except as otherwise provided in Section 3.4(b)(i) and (ii), with respect to any Tax Return required to be filed by the Purchaser or the Seller with respect to the Company and the Subsidiaries and as to which an amount of Tax is allocable to the other party based on the principles set forth in Section 3.4(d), the filing party shall provide the non-filing party and its authorized representatives with a copy of such completed Tax Return and a statement certifying the amount of Tax shown on such Tax Return that is allocable to the non-filing party based on the principles set forth in Section 3.4(d) (the "Tax Allocation Statement"), together with appropriate supporting information and schedules at least twenty (20) days (or such other time period as is agreed by the parties to this Agreement) prior to the due date (including any extension thereof) for the filing of such Tax Return, and the non-filing party and its authorized representatives shall have the right to review and comment on such Tax Return and the Tax Allocation Statement prior to the filing of such Tax Return. If after such review, the non-filing party disagrees with any item on such Tax Return or Tax Allocation Statement and the parties cannot agree to the appropriate treatment or calculation thereof, the issue in dispute shall be reviewed by Ernst & Young LLP (the "Tax Referee") provided Ernst & Young LLP is then disinterested. If Ernst & Young LLP shall refuse to serve as the Tax Referee or shall otherwise not be disinterested at the time it is requested to serve in such capacity, the Tax Referee shall be selected by Sierra and the Purchaser each naming three candidates (none of which shall have any material relationship with the parties hereto or their respective Affiliates) two of which shall be stricken by the counterparty, with the selection of the remaining two candidates made by lottery. All fees and expenses relating to the work, if any, to be preformed by the Tax Referee shall be borne equally by the Purchaser, on the one hand, and Sierra and the Seller, on the other hand. The Tax Referee shall determine the appropriate treatment or calculation of any items as to which there is disagreement, and the findings of the Tax Referee shall be binding on all parties, and the Tax Return shall be completed and filed in a manner consistent with such findings. Any amounts allocable to the non-filing party shall be paid to the filing party within five (5) Business Days prior to the due date of the applicable Tax Return.

              (iv)The Purchaser and the Seller agree that if the Company or any Subsidiary is permitted under any applicable Tax law to treat the Closing Date as the last day of a taxable period, the Purchaser and the Seller shall treat (or cause to be treated) the Closing Date as the last day of a taxable period.

     (c)  Tax Cooperation. Sierra and the Seller, on the one hand, and the Purchaser (and the Company and the Subsidiaries, after the Closing), on the other hand, shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any Contest or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Taxing Authorities, but in no event shall any party be required to disclose to any other party any information relating to its operations other than the Company and the Subsidiaries. Sierra, the Seller and the Purchaser (and the Company and the Subsidiaries, after the Closing) shall make their respective employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Sierra and the Seller, on the one hand, and the Purchaser (and the Company and the Subsidiaries, after the Closing), on the other hand, will retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters ("Tax Books and Records") of the Company and the Subsidiaries for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of: (i) the expiration of the statute of limitations of the taxable periods to which such Tax Books and Records relate, without regard to extensions except to the extent notified by the other party(ies) in writing of such extensions for the respective Tax periods or (ii) six (6) years following the due date (without extension) for such Tax Returns; provided, that after such time, and before either Sierra or the Seller, on the one hand, or the Purchaser (and the Company and the Subsidiaries, after the Closing), on the other hand, shall dispose, or cause the disposal, of any of such Tax Books and Records, at least ninety (90) calendar days prior written notice to such effect shall be given by the party wishing to dispose of such Tax Books and Records to the other parties, and such other parties shall be given an opportunity, at their respective sole cost and expense, to remove and retain all or any part of such Tax Books and Records as any such party may select; provided, further, that in no event shall any party be required to disclose any information relating to its operations other than the Company and the Subsidiaries. Any information obtained under this Section 3.4(c) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Contest or as otherwise may be required by Applicable Law or the rules of any stock exchange.

     (d)  Indemnification.

              (i)After the Closing Date, Sierra and the Seller agree, jointly and severally, to defend, indemnify and hold harmless the Purchaser, the Company and the Subsidiaries from and against (A) any Taxes of the Company or any Subsidiary attributable to or apportioned (based on the principles set forth in this Section 3.4(d)) to any period or portion of a period ending on or before the Closing Date (the "Pre-Closing Period") except to the extent such Taxes are accrued as a liability on the Closing Date Balance Sheet and taken into account in determining the Closing Date Statutory Surplus, (B) any Taxes imposed on the Purchaser, the Company or any Subsidiary as a result of any breach of warranty or misrepresentation under Section 2.1(r) or failure to perform under Section 3.4(a), (C) any Taxes imposed on any member of any affiliated, consolidated, combined or unitary group with which any of the Company or any Subsidiary was a member prior to the Closing for a taxable period ending on or before the Closing Date for which the Company or any Subsidiary is liable pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, (D) any Taxes for which Seller is responsible under Section 3.4(g) and any other Taxes imposed on either Seller or its subsidiaries or Affiliates (other than the Company or any Subsidiary), and (E) any losses, liabilities, damages, costs and expenses (including reasonable attorney's, accountant's, consultant's and expert's fees and expenses) resulting from the foregoing, in each case reduced by the amount of any Tax benefit to the Purchaser, the Company or the Subsidiaries resulting from the event or occurrence giving rise to the obligation to indemnify hereunder. The Seller shall pay such amounts as they are obligated to pay the Purchaser under the preceding sentence within five (5) Business Days after payment of any applicable Tax liability by the Purchaser, the Company, any Subsidiary or any of their Affiliates.

              (ii)After the Closing Date, the Purchaser shall indemnify and hold harmless the Seller and its Affiliates from and against (A) any Taxes of the Company or a Subsidiary that are allocable to or apportioned (based on the principles set forth in this Section 3.4(d)) to a period or portion of a period beginning after the Closing Date (the "Post-Closing Period") other than any such Taxes for which the Seller has an indemnification obligation pursuant to this Section 3.4(d), (B) any Taxes for which the Purchaser is responsible under Section 3.4(g) and any other all Taxes imposed on either the Purchaser or its subsidiaries or Affiliates (other than the Company or any Subsidiary), and (C) any losses, liabilities, damages, costs and expenses (including reasonable attorney's, accountant's, consultant's and expert's fees and expenses) resulting from the foregoing, in each case reduced by the amount of any Tax benefit to the Seller or its Affiliates resulting from the event or occurrence giving rise to the obligation to indemnify hereunder. The Purchaser shall pay such amounts within five (5) Business Days after payment of any such Tax liability by the Seller or an Affiliate thereof.

              (iii)In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

                 (A)  in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, to the extent provided under Section 3.4(g)), deemed equal to the amount which would be payable if the Tax year ended with the Closing Date; and

                 (B)  in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or any Subsidiary, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

     (e)  Notification of Proceedings; Control; Refunds.

              (i)After the Closing, in the event that the Purchaser or the Company or any Subsidiary receives notice, whether orally or in writing, of any pending or threatened Tax audit, examinations, claims, adjustments, assessments, administrative or judicial proceeding or related matter with respect to Taxes (a "Contest") for which the Seller is responsible under Section 3.4(d), or if a Seller receives such notice of such matters with respect to Taxes for which the Purchaser is responsible under Section 3.4(d), the party receiving notice shall notify in writing the potentially affected party within ten (10) days thereof; provided that a party that is not provided with such notice shall be relieved of its indemnification obligations hereunder only to the extent that such delay in notice resulted in actual harm to such party.

              (ii)Each of the Seller and the Purchaser (as applicable, the "Controlling Party") shall have the sole right (except as otherwise specified in this Section 3.4(e)) to control any Contest, initiate any claim for refund, file any amended return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating to or with respect to those Tax Returns that it is required to prepare and file pursuant to Section 3.4(b); provided, however, that in the event that any such adjustment could have an adverse effect on the Taxes for which the other party (the "Affected Party") is responsible under Section 3.4(d), the Controlling Party (A) shall give the Affected Party written notice of any such adjustment, (B) shall permit the Affected Party to participate in the proceeding to the extent the adjustment may affect the Taxes for which the Affected Party is responsible under Section 3.4(d) and (C) shall not settle or otherwise compromise such proceeding without the prior written consent of the Affected Party, which consent shall not be unreasonably withheld.

              (iii)The Purchaser shall pay or cause to be paid to the Seller an amount equal to any Tax refunds or credits (except to the extent such refund is the result of the carry back of a net operating or capital loss of the Company or any Subsidiary arising in a Post-Closing Period as a result of Applicable Law not permitting the election described in the last sentence of this Section 3.4(e)(iii)) attributable to any Pre-Closing Period received or credited to the Purchaser, the Company or any Subsidiary, net of any direct costs attributable to receipt of such refund or credit, including Taxes payable with respect to such refund, within thirty (30) days after the receipt of such refund or credit; provided, however, that the Seller shall only be entitled to Taxes refunded to the Purchaser to the extent that such refund is in excess of a specific accrual provided therefor on the Closing Date Balance Sheet and taken into account in the determination of Closing Date Statutory Surplus. All refunds of Taxes of the Company and any Subsidiary attributable to any Post-Closing Period or Pre-Closing Period and not payable to the Seller pursuant to the immediately preceding sentence shall be for the benefit of the Purchaser and if received or otherwise credited to the Seller or any Affiliate thereof (other than the Company or any Subsidiary), the Seller shall pay an amount equal to such refund or credit net of any direct costs attributable to receipt of such refund or credit to the Purchaser within thirty (30) days after the receipt of such refund or credit. At the Seller's request, the Purchaser shall cooperate with the Seller in obtaining such refunds, including through the filing of amended Tax Returns or refund claims as prepared by the Seller, at its own expense; and, at the Purchaser's request, Sierra and the Seller shall cooperate with the Purchaser in obtaining such refunds, including through the filing of amended Tax Returns or refund claims as prepared by the Purchaser, at its own expense. To the extent permitted by Applicable Law, Purchaser shall elect, or cause an election to be made, to waive the carry back of all net operating or capital losses of the Company or any Subsidiary that would otherwise be carried back to a Pre-Closing Period.

     (f)  Tax Effect of Payments. Sierra and the Seller, on the one hand, and the Purchaser, on the other hand, agree to treat all payments made by either to or for the benefit of the other (including any payments to the Company or any Subsidiary) under this Section 3.4 and under other indemnity provisions of this Agreement, as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such agreed treatment shall govern for Tax purposes hereof, except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient, taking into account Tax benefits and detriments, to indemnify the relevant party on an after-Tax basis.

     (g)  Transfer Taxes. The Purchaser and the Seller will each be liable for one half of all sales, use, recording, transfer or similar taxes arising from the transactions contemplated by this Agreement. The parties shall reasonably cooperate with each other in connection with the foregoing, including, without limitation, allocating the Purchase Price to each asset subject to such Taxes.

     (h)  FIRPTA Certificate. The Seller shall deliver or cause to be delivered to the Purchaser on the Closing Date a FIRPTA Certificate, in form and substance reasonably satisfactory to the Purchaser, certifying that Seller is not a "foreign person" for the purposes of Section 1445 of the Code.

     (i)  Conduct of Business on and following the Closing Date. Neither Sierra or the Seller, on the one hand, nor the Purchaser or any Affiliate, on the other hand, shall make or cause to be made any election or take or cause to be taken any action which would increase the other party's liability to pay Taxes pursuant to the terms of this Agreement unless such election or action is required by Applicable Law.

     (j)  Tax Rights and Obligations. Notwithstanding any other provisions of this Agreement, all rights and obligations with respect to Taxes shall be governed solely by Section 2.1(r), this Section 3.4 and Section 5.1 of this Agreement.

     (k)  Miscellaneous.

              (i)Regardless of whether a Contest is commenced, if Sierra or the Seller becomes aware of the commencement of any Tax audit or administrative or judicial proceeding which is reasonably expected to result in any liability for which Sierra and the Seller have agreed to indemnify the Purchaser, the Company or any Subsidiary pursuant to the provisions of Section 3.4(d), Sierra or the Seller shall promptly so inform the Purchaser in writing.

              (ii)All indemnities under this Section 3.4 shall be paid dollar-for-dollar, in accordance with their terms, without regard to any caps, floors, baskets or other similar limitations; provided that the Purchaser may, in its sole discretion and upon written notice to the Seller, elect to treat any indemnification to which it would be entitled under this Section 3.4 as an offset against the minimum Contingent Purchase Price under Section 2.1(d) of the Contingent Purchase Price Note Agreement.

     3.5  Non-Admitted Assets.

     (a)  Sierra will be entitled to retain all fully depreciated and non-admitted assets excluded from the Closing Date Balance Sheet, which are set forth on Schedule 2 hereto. In furtherance thereof, Sierra shall cause the Company and the Subsidiaries to convey such non-admitted assets to Sierra on or prior to Closing. Sierra shall cause an updated version of Schedule 2 to be delivered to the Purchaser five (5) Business Days prior to the Closing Date. The Purchaser will, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with Sierra and its Affiliates with regard to collection and realization efforts in connection with any such assets, including any assets purchased pursuant to Section 3.5(b). Sierra and the Seller jointly and severally agree to defend, indemnify and hold harmless the Purchaser, the Company and the Subsidiaries, dollar-for-dollar (without regard to any caps, floors, baskets or other similar limitations), for any Damages and other liabilities arising out of or relating to any attempt by Sierra and its Affiliates (including, without limitation, through any collection or recovery proceedings) in connection with any collection and realization efforts undertaken in connection with any such non-admitted assets or assets purchased pursuant to Section 3.5(b). Without limiting the generality of the foregoing, Sierra and the Seller jointly and severally agree to reimburse the Purchaser for all reasonable expenses incurred by Purchaser in complying with the provisions of Sections 3.5(a) and (b), such reimbursement to be provided no later than two (2) Business Days following the delivery from time to time by the Purchaser to Sierra or the Seller of a statement setting forth such expenses.

     (b)  On the one (1) year anniversary of the Closing Date, the Seller shall purchase from the Purchaser, for cash in immediately available funds, all uncollected premium receivables that (i) were included as admitted assets on the Closing Date Balance Sheet; (ii) became non-admitted assets within the one (1) year period following the Closing; and (iii) remain non-admitted assets on such date. The purchase price for such premiums receivables shall be the amount attributed thereto as statutory surplus on the Closing Date Balance Sheet and as may be recorded by the Company and the Subsidiaries on their respective Statutory Statements following the Closing. From and after the Closing, Purchaser shall, and shall cause its Affiliates to, provide the Seller and its Affiliates with reasonable assistance in connection with the collection of any such funds which reasonable assistance shall be at the sole cost and expense of the Seller.

     (c)  Non-admitted DTA.

              (i)Purchaser shall pay Seller, in the manner described in this Section 3.5(c), for the statutory non-admitted deferred income tax asset on the Closing Date Balance Sheet (the "Non-admitted DTA") resulting from non-deductible reserves of the Company and the Subsidiaries for losses, allocated loss adjustment expenses and unallocated loss adjustment expenses (such reserves are the "LLAE"), calculated in accordance with Section 846 of the Code using, as appropriate, Company experience elections in effect as of the Closing Date and the Tax Rate, as the benefit of this asset is includible by the Purchaser as a deduction in subsequent Federal income tax returns, regardless of whether such item of deduction results in a current reduction of Tax or a Tax refund.

              (ii)At the time Seller delivers the Closing Date Balance Sheet to Purchaser, Seller shall deliver to Purchaser a calculation of the Non-admitted DTA and, in accordance with GAAP, of the deferred income tax asset of the Company and the Subsidiaries (exclusive of any valuation adjustment) resulting from LLAE (the "Closing Date DTA"), accompanied by an independent auditor's report of Deloitte & Touche to the effect that such calculation presents fairly the Closing Date DTA of the Company and the Subsidiaries in accordance with GAAP and Non-admitted DTA in accordance with SAP, it being understood that for purposes of this Section 3.5(c), all of the Non-admitted DTA shall be deemed to be resulting from LLAE.

              (iii)Purchaser shall, with respect to each taxable year of the Company and the Subsidiaries ending after the Closing Date, calculate in accordance with GAAP the remaining portion (the "Remaining DTA") of the Closing Date DTA as of the end of such year. For the avoidance of doubt, adjustments to the Closing Date DTA of the Company and the Subsidiaries shall be made for these purposes as a result of actual payments relating to the LLAE and not as a result of any adjustments to the reserves after the Closing as a result of reserve strengthening. The Purchaser shall pay the Seller an amount equal to the product of the Non-admitted DTA and a fraction, the numerator of which shall be the difference between the Remaining DTA as of the close of the immediately preceding taxable year (or, in the case of the first taxable year following the Closing Date, the Closing Date DTA) and the Remaining DTA at the close of such taxable year, and the denominator of which shall be the Closing Date DTA.

              (iv)The calculations of Remaining DTA will be based on tax returns filed by the Purchaser and any payments required to be made by the Purchaser hereunder shall be made within 180 days of the end of the taxable year to which such tax returns relate. Purchaser shall not be required to make any calculations for any taxable year after the first taxable year in which the Remaining DTA equals zero.

              (v)In the event Purchaser or Seller disagrees with the calculations of Non-admitted DTA, Closing Date DTA or Remaining DTA, the Purchaser or Seller may dispute such calculations in accordance with the provisions of Section 1.4(c) hereof.

              (vi)The obligation of Purchaser to pay Seller for the Non-admitted DTA shall survive any termination or expiration of this Agreement or the Contingent Purchase Price Note Agreement unless the Purchaser and the Seller agree that the Purchaser will pay any remaining amount to Seller on a net present value basis at June 30, 2010.

              (vii)For purposes of this section, "Tax Rate" shall mean the highest marginal U.S. federal income tax rate for corporations in effect under Section 11 of the Code for the year as of which the Closing Date DTA or Remaining DTA, as the case may be, is being determined, which is 35% for 2003. Any change in the Tax Rate shall be taken into account in recalculating the Closing Date DTA or Remaining DTA, which adjustments shall be made in accordance with GAAP, and any payments required under this Section 3.5(c) will be adjusted to reflect such recalculations.

     3.6  Access Prior to Closing. Sierra and the Seller shall afford the Purchaser and its representatives (including, without limitation, its independent public accountants and counsel) reasonable access upon reasonable notice and during regular business hours from the date hereof until the Closing Date to any and all of the premises, properties and Records relating to the Company and the Subsidiaries (including access to Tillinghast Towers-Perrin, the Company's independent actuary, subject to the Purchaser's execution of customary access letters) for the purpose of enabling the Purchaser to confirm the accuracy of Sierra and the Seller's representations and warranties, and its compliance with its covenants, contained in this Agreement and to keep itself apprised of the business, affairs, operations and financial results of the Company and the Subsidiaries, but not to permit the Purchaser to participate in the management of the business of the Seller, the Company or the Subsidiaries. Sierra and the Seller shall cause the employees of the Company and the Subsidiaries to provide reasonable assistance to the Purchaser in the Purchaser's investigation of matters relating to the purchase of the Shares; provided, however, that the Purchaser's investigation shall be conducted in a manner which does not interfere in any material respect with the Company's or the Subsidiary's normal operations, customers and employee relations. No investigation or access to information pursuant to this Section 3.6 shall affect any representation or warranty made by Sierra or the Seller to the Purchaser hereunder or otherwise affect the rights and remedies available to the Purchaser hereunder.

     3.7  Maintenance and Preservation of Records. Through the Closing Date, the Seller shall cause the Company and the Subsidiaries to maintain the Records in all material respects in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. The Purchaser agrees that it shall preserve and keep the Records of the Company and the Subsidiaries delivered to it hereunder for a period not exceeding the greater of (x) seven (7) years from the Closing Date and (y) the maximum period required under Applicable Law, and shall make such Records available to Sierra or the Seller for inspection and copying at Sierra's own expense for any reasonable purpose, including in connection with the matters described in Sections 3.1, 3.4 and 3.15 and the agreements contemplated by the Contingent Purchase Price Note Agreement, at the Seller's expense. In the event the Purchaser wishes to destroy such Records after that time, it shall first give thirty (30) days' prior written notice to each of Sierra and the Seller and each of Sierra and the Seller shall have the right at its option and at their expense, upon prior written notice given to the Purchaser within said 30-day period, to take possession of said records within sixty 60 days after the date of such notice to the Purchaser. In addition, following the Closing Date, the Seller agrees that it will allow the Purchaser and its representatives (including, without limitation, its independent public accountants and counsel) reasonable access upon reasonable notice and during regular business hours, to Records which remain in the Seller's possession. In the event the Seller wishes to destroy such Records, it shall first give thirty (30) days' prior written notice to the Purchaser, and the Purchaser shall have the right at its option and at its expense upon written notice given to the Seller within said 30-day period, to take possession of said Records within sixty (60) days after the date of such notice to the Seller.

     3.8  Confidentiality and Announcements.

     (a)  The terms of the letter agreement dated as of September 16, 2002 (the "Confidentiality Agreement") between Sierra and the Purchaser are herewith incorporated by reference and shall continue in full force and effect until Closing and if this Agreement is terminated shall remain in full force and effect after such termination; provided that, following the Closing Date, Sierra and the Seller jointly and severally covenant and agree to keep all non-public information relating to the Company and the Subsidiaries confidential on the same terms as set forth for the Purchaser in the Confidentiality Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect pursuant to the terms thereof.

     (b)  The Purchaser and the Seller shall agree with each other as to the form, timing and substance of any press release related to the execution of this Agreement and the Operative Documents, and shall consult each other as to the form, timing and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party if practicable, from making any disclosure which its counsel determines to be required by any Applicable Law or the applicable rules of any stock exchange.

     (c)  From and after the date hereof through the Closing Date, the Purchaser will maintain the confidentiality of any non-public personal health and financial information of policyholders, or claimants under policies, of the Company or any Subsidiary in its possession in accordance with Applicable Law and will, with respect to such information, comply with all Applicable Laws pertaining to the confidentiality of such personal financial and personal health information including, without limitation, the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801-6827 and any other applicable state or federal privacy rules or regulations.

     (d)  Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, each party hereto (and each employee, representative, or other agent of any party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure, provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws. This authorization is not intended to permit disclosure of any other information including, without limitation, (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants in the transaction, (iii) any pricing information, (iv) any financial information or (vi) any other term or detail not related to the tax treatment or tax structure of the transaction. This authorization of disclosure is retroactively effective immediately upon commencement of the first discussions regarding the transactions contemplated herein.

     3.9  Regulatory and Other Authorizations.

     (a)  The Purchaser and the Seller shall cooperate with each other and (i) shall use their commercially reasonable efforts promptly to prepare and to file all necessary documentation, and to effect all applications, notices, petitions and filings, with each Governmental Authority which are necessary or advisable to consummate the transactions contemplated by this Agreement, and (ii) shall use their commercially reasonable efforts to obtain as promptly as practicable any Permit of such Governmental Authority which is necessary or advisable to consummate the transactions contemplated by this Agreement.

     (b)  The Purchaser and the Seller shall cooperate with each other and (i) shall use their commercially reasonable efforts promptly to prepare and to file all necessary documentation, and to effect all applications, notices, petitions and filings, with each third party (other than a Governmental Authority) which are necessary or advisable to consummate the transactions contemplated by this Agreement, and (ii) shall use their commercially reasonable efforts to obtain as promptly as practicable any Permit of such third party which is necessary or advisable to consummate the transactions contemplated by this Agreement.

     (c)  Without limiting the generality of the foregoing, as soon as practicable after execution and delivery of this Agreement, the Purchaser and the Seller shall make all filings required under the HSR Act. The Purchaser and the Seller will each furnish all information as may be required by any other state regulatory agency properly asserting jurisdiction or by the FTC and the United States Department of Justice under the HSR Act in order that the requisite approvals for the purchase and sale of the Shares pursuant hereto, and the transactions contemplated hereby, be obtained or to cause any applicable waiting periods to expire.

     (d)  The Purchaser and the Seller shall have the right to review in advance, and shall consult with the other party on, in each case subject to Applicable Laws relating to the exchange of information, all the information relating to the Seller, the Company and the Subsidiaries or the Purchaser, as the case may be, and any of their respective Affiliates, which appear in any filing made with, or written materials submitted to, any Governmental Authority or any other third party in connection with the transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of any Permit from a Governmental Authority or other third party necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other apprised of the status of obtaining any such Permits. The party responsible for any such filing shall promptly deliver to the other party evidence of the filing of all applications, filings, registrations and notifications relating thereto, and any supplement, amendment or item of additional information in connection therewith. The party responsible for a filing shall also promptly deliver to the other party a copy of each notice, order, opinion and other item of correspondence received from or sent to any Governmental Authority by such filing party in respect of any such application. In exercising the foregoing rights and obligations, the Purchaser and the Seller shall act reasonably and promptly.

     (e)  The Purchaser and the Seller shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of the Purchaser, the Company or any of their respective Affiliates to any Governmental Authority in connection with the transactions contemplated by this Agreement or the other Operative Documents (except to the extent that such information would be, or relates to information that would be, filed under a claim of confidentiality).

     (f)  The Purchaser and the Seller shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

     3.10  Further Assurances. At any time and from time to time after the date hereof, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment, Records and do all such further acts and things as may be necessary or desirable to carry out the transactions contemplated hereunder including facilitating Seller's purchase option rights, and its or its designees operation of any purchased asset, pursuant to Sections 3.1, 3.5, 3.15, 3.17 or 3.22. Each such party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

     3.11  Noncompetition/Nonsolicitation; Use of Names or Marks.

     (a)  Neither the Purchaser nor any of its Affiliates, including, after the Closing, the Company, the Subsidiaries or any of their Affiliates shall use any information contained in the Records to issue, underwrite, reinsure or assume any workers' compensation insurance, or otherwise seek to engage in the workers' compensation insurance business, with regard to any Person who was a customer or client of the Company or any Subsidiary on the Closing Date.

     (b)  Promptly following the Closing, Purchasers will, and will cause the Company or any Subsidiary to, cease employing the name "Sierra" in the conduct of its operations or otherwise, including taking all necessary steps to change the name of any Subsidiary containing "Sierra".

     3.12  Certain Actions; Notification of Certain Matters.

     (a)  Neither Sierra or the Seller nor the Purchaser will take, or agree to commit to take, any action that is intended to make any representation or warranty of such Person contained herein inaccurate in any respect at the Closing Date.

     (b)  Each party shall give prompt notice to the other party of (i) the occurrence, or failure to occur, of any event or the existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date (except to the extent such representations and warranties are given as of a particular date or period and relate solely to such particular date or period) and (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

     3.13  Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, the Purchaser and the Seller shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement, the other Operative Documents and the consummation of the transactions contemplated hereby or thereby. All expenses incurred by the Company or the Subsidiaries will be paid prior to the Closing or will be accrued on the Closing Date Balance Sheet.

     3.14  Certified Executive Payments. At the Closing, Sierra and the Seller shall certify which, if any of the executives listed on Section 3.14 of the Seller's Disclosure Schedule shall have been employed by the Seller, the Company or a Subsidiary, as the case may be, as of the Closing Date (each a "Certified Executive"). Within five (5) Business Days of the Closing, the Purchaser shall pay the amounts set forth in respect of each such Certified Executive on Section 3.14 of the Seller's Disclosure Schedule, to the Seller in cash in immediately available funds; provided, that neither the Purchaser nor any Affiliate (including, following the Closing, the Company and the Subsidiaries) shall have any other obligation, contractual or otherwise, with respect to any Certified Executive.

     3.15  Intercompany Accounts; Affiliate Agreements.

     (a)  Except as set forth in Section 3.15(a) of the Seller's Disclosure Schedule, Sierra and the Seller shall cause all intercompany accounts receivable or payable as of the close of the last full month immediately preceding the Closing Date (whether or not currently due or payable) between (x) the Company or any Subsidiary, on the one hand, and (y) Sierra, the Seller or any of their Affiliates (other than the Company or any Subsidiary), or any of the Employees (other than those solely employed by or serving in such capacity(ies) for the Company or any Subsidiary and not by or for Sierra or the Seller), on the other hand (collectively, "Intercompany Accounts"), to be settled in full (without any premium or penalty) at or prior to the Closing. The Closing Date Balance Sheet shall set forth an updated status of the Intercompany Accounts as of the Closing Date. The Purchaser or the Seller or their respective Affiliates, as applicable, shall promptly pay, or, in the case of an Affiliate, the Purchaser or the Seller, as applicable, shall cause such Affiliate to promptly pay, the owed party, in immediately available funds, on behalf of the updated Intercompany Accounts as set forth on the Closing Date Balance Sheet. All payments and any disputes with regard to such update shall be subject to the procedures set forth in Section 1.4, mutatis mutandis.

     (b)  Except as otherwise provided in Section 3.15(b) of the Seller's Disclosure Schedule, all Affiliate Agreements shall be terminated and discharged without any further liability or obligation thereunder (or any premium or penalty) effective at the Closing, upon terms and pursuant to instruments reasonably satisfactory to the Purchaser.

     (c)  Except with respect to the Intercompany Accounts set forth on Section 3.15(a) of the Seller's Disclosure Schedule which would not be settled, and the Affiliate Agreements set forth on Section 3.15(b) of the Seller's Disclosure Schedule, Sierra and the Seller hereby jointly and severally agree to defend, indemnify and hold harmless the Purchaser and the Company and the Subsidiaries, dollar-for-dollar (without regard to any caps, floors, baskets or other similar limitations), from and against any and all Damages and other liabilities under or related to any Intercompany Account or Affiliate Agreement.

     3.16  Employee Matters.

     (a)  Neither the Company nor any Subsidiary shall have any Employees as of the Closing, and Sierra and the Seller shall be responsible for any and all severance obligations and other liabilities relating to the compensation and benefits with respect to, or any other matter arising out of or related to, the compensation and benefits with regard to the employment or termination of any Employee, except to make the payment to Seller described in Section 3.14. Effective as of the Closing, Sierra and the Seller shall take all such actions as may be necessary to cause (a) all Employees to cease active participation in all Benefit Plans and (b) the Company and each Subsidiary to cease to be a participating and contributing employer in the Benefit Plans in a manner that none of the Company or any Subsidiary has any obligation, responsibility or liability under such Benefit Plans, or to any current or former Employees with respect to such Benefit Plans. The Purchaser shall neither adopt, become a sponsoring employer of, and the Company, the Subsidiaries and the Purchaser shall have no obligations, responsibility or liabilities under, the Benefit Plans (including but not limited to any funding or payment obligation), or to the current or former Employees with respect to the Benefit Plans.

     (b)  Notwithstanding anything in this Agreement to the contrary except to make the payment to Seller described in Section 3.14, Sierra and the Seller hereby jointly and severally agree to defend, indemnify against and hold the Purchaser, the Company and the Subsidiaries harmless, dollar-for-dollar (without regard to any caps, floors, baskets or other similar limitations), from and shall pay any and all Damages and other liabilities arising out of or otherwise in respect of any liabilities or obligations with respect to, or in any manner arising out of or related to, the compensation and benefits with regard to the employment or termination of any Employee, the employment practices of the Company, the Subsidiaries, Sierra or the Seller, the benefit plans of any member of the Company's "controlled group" (within the meaning of 4001(a) of ERISA), or the Benefit Plans including without limitation (i) any failure of Sierra and the Seller to discharge their obligations under Sections 3.16(a), and (ii) the termination of, or cessation of participation of any Employee or the Company or any Subsidiary (as a participating employer) in the Benefit Plans (including, but not limited to, income or excise tax assessments, liabilities relating to participant benefit claims or fiduciary conduct, or liabilities otherwise arising under ERISA or the Code).

     (c)  The Seller shall be responsible for providing or discharging any and all notifications, benefits and liabilities to available Employees and Governmental Authorities required by the WARN Act or by any other applicable law relating to plant closings or employee separations or severance pay that are required to be provided.

     (d)  The Seller shall retain all obligations with respect to continued coverage under COBRA (and any similar state law), Section 4980B of the Code, and Part 6 of Subtitle B of Title 1 of ERISA and the regulations thereunder for all Employees.

     3.17  Print Shop. At or before the Closing Date, Sierra or its designees shall purchase the print shop, located at Building B, 209 Mayflower Avenue, North Las Vegas, Nevada and as more particularly described in Section 3.17 of the Seller's Disclosure Schedule, (the "Print Shop") for $1,960,000 in cash in immediately available funds.

     3.18  Information Systems. From and after the Closing Date, Sierra or its designees shall be provided with reasonable access, free of charge, to any or all of the information systems equipment or related software, including the systems and software set forth on Section 3.18 of the Seller's Disclosure Schedule, to the extent reasonably necessary or appropriate to enable Sierra to fulfill its obligations under any Operative Document; provided, that such access shall be (a) afforded at the sole cost and expense of Sierra, (b) conducted in a manner which does not unreasonably interfere with the Purchaser's or any of its Affiliates' (including, following the Closing, the Company and the Subsidiaries) normal business operations and (c) shall be subject to the confidentiality provisions hereof or of any other Operative Document, as applicable.

     3.19  Obligations of Sierra and the Seller. Sierra and the Seller jointly and severally agree that in each instance where the Company and/or any Subsidiary is obligated to act or refrain from acting under this Agreement during the period prior to the Closing, Sierra and/or the Seller shall cause the Company and/or any Subsidiary to so act or refrain from acting.

     3.20  Certain Software Licenses. Sierra and the Seller jointly and severally agree to take all action necessary (including, without limitation, making any required payments) to assure that the software licenses described in Section 3.20 of the Seller's Disclosure Schedule (collectively, the "Software Licenses") are in full force and effect and usable by the Company and the Subsidiaries on the Closing Date. Notwithstanding anything in this Agreement to the contrary, Sierra and the Seller hereby jointly and severally agree to defend, indemnify and hold the Purchaser, the Company and each Subsidiary harmless, dollar for dollar (without regard to any caps, floors, baskets or other similar limitations), from and shall pay any and all Damages and other liabilities arising out of or otherwise in respect of any legal, administrative, arbitration or other similar proceeding, claim, suit, action or governmental or regulatory investigation of any nature brought against the Purchaser, the Company or any Subsidiary alleging (x) any pre-Closing Date violation of any Software License which is Licensed Intellectual Property by the Company or any Subsidiary or (y) that any software which is Owned Intellectual Property infringes on any existing patent, trademark, copyright or other intellectual property right of any third party.

     3.21  Collection of Guaranty Funds Receivable on Deposit. The Purchaser shall, and will cause its Affiliates to, use commercially reasonable efforts to cooperate with Sierra and its Affiliates with regard to collection and realization efforts undertaken by Sierra and its Affiliates in connection with all amounts accounted for by the Company and the Subsidiaries as "guaranty funds receivable on deposit" or that are accounted for by the Company and the Subsidiaries as "receivables" on the Closing Date Balance Sheet or which the Company and the Subsidiaries shall so accrue on their Statutory Statements as a result of post-Closing assessments on Subject Policies (as defined in the Transition Services Agreement) up to and including July 31, 2007 ("Guaranty Receivables"). On July 31, 2007, Sierra shall provide the Purchaser with a list of each Guaranty Receivable that remains uncollected as of such date (the "Uncollected Guaranty Receivables"). On or before August 2, 2007, Sierra, or one of its Affiliates shall purchase from the Purchaser all such Uncollected Guaranty Receivables for a purchase price equal to the aggregate dollar amount of such Uncollected Guaranty Receivables. Such purchase price shall be paid, at Sierra's sole option, in either (i) cash in immediately available funds or (ii) by a reduction in the Contingent Purchase Price.

     3.22  Real Property Mortgages. Section 3.22 of the Seller's Disclosure Schedule sets forth a list of all real property mortgages currently included in the Company's and each Subsidiary's admitted assets. Unless otherwise noted on such schedule, each such asset is currently, and has regularly been, performing, and not, whether with notice or lapse of time or both, in default. The Seller or one of its Affiliates holds a secured first priority Lien on the collateral securing each such asset. On or before Closing, the Seller shall purchase from the Company or the applicable Subsidiary any asset designated as non-performing on such schedule for cash, in immediately available funds, for a purchase price equal to the applicable unpaid principal amount plus accrued and unpaid interest. From and after Closing, the Seller shall reimburse the Purchaser for all of its reasonable costs associated with any foreclosure proceedings that may be necessary in connection with any such assets that become non-performing prior to their scheduled date of maturity. The Purchaser shall provide Sierra with prompt written notice of any such non-performance and an opportunity to purchase any such non-performing asset prior to the Purchaser's commencement of foreclosure proceedings as permitted by the applicable mortgage instrument or Applicable Law. To the extent that any such foreclosure results in the Company or the Subsidiary receiving assets or property having a value less than the defaulted amount of the asset, Sierra shall promptly deliver to the Company or the applicable Subsidiary an amount of cash, in immediately available funds, equal to such difference. On or within ten (10) Business Days of March 1, 2005, the Seller shall purchase for cash, in immediately available funds, from the Company or the applicable Subsidiary, each such asset for a purchase price equal to the applicable unpaid principal amount plus accrued and unpaid interest. Such purchase shall be effected pursuant to customary agreements in form and substance reasonably satisfactory to the Seller, the Purchaser and the Company or the applicable Subsidiary.

     3.23  Further Action. Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby, including, without limitation using commercially reasonable efforts to secure the claims administrator's agreement to enter into the Third Party Claims Administration Agreement.

     3.24  Investment Assets; Security Deposits. The Seller shall update the information contained in Section 2.1(u) and Section 2.1(bb) of the Seller's Disclosure Schedule as of the last Business Day of each calendar month prior to the Closing Date and shall deliver such updated Section 2.1(u) and Section 2.1(bb) of the Seller's Disclosure Schedule to the Purchaser within ten (10) Business Days after the end of each calendar month.

     3.25  Sale of Certain Investment Assets. The Seller shall, prior to the Closing Date, sell any and all investments listed on Section 3.25 of the Seller's Disclosure Schedule, each of which shall be categorized in such Section as either a U.S. Treasury security with a scheduled maturity in excess of ten (10) years, a mortgaged backed security or a corporate floater security. The Purchaser shall promptly reimburse the Seller, in cash in immediately available funds, for the Seller's actual out-of-pocket costs, including, but not limited to, brokerage fees and spreads made by any broker, any insurance department fees and any other costs incident to selling such investments or purchasing investments to replace such investments.

ARTICLE IV
Conditions to Closing

     4.1  Conditions to Obligations of Sierra and the Seller. The obligations of Sierra and the Seller to consummate the sale of Shares to be sold hereunder are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, unless waived by Sierra and the Seller:

     (a)  Regulatory Authorizations. All Permits of Governmental Authorities necessary for the consummation by the Seller of the sale and purchase of the Shares hereunder shall have been obtained subject only to conditions customarily imposed by insurance regulatory authorities in transactions of the type contemplated by this Agreement and the applicable waiting periods under the HSR Act and the respective rules thereunder shall have expired or been terminated, and there shall be in effect no preliminary or permanent injunction or other order of a Governmental Authority of competent jurisdiction directing that the transactions contemplated herein, or any of them, not be consummated.

     (b)  Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (except that representations and warranties qualified by materiality shall be true and correct in all respects) at the date hereof and at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date, except for any representation or warranty made or given as of a specified date, which shall have been true and correct in all material respects as of such date (except that representations and warranties qualified by materiality shall be true and correct in all respects); and the Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     (c)  Certificate. The Purchaser shall have delivered to Sierra and the Seller a certificate, dated the Closing Date, executed by a duly authorized officer of the Purchaser to the effect that the conditions specified in Section 4.1(b) have been satisfied.

     (d)  Operative Agreements. Sierra and the Seller shall have received duly executed counterparts, by the other parties thereto, of each of the Operative Agreements.

     (e)  Credit Agreement Consents. Sierra shall have received all consents to the transactions contemplated by this Agreement necessary under the terms of the Credit Agreement.

     4.2  Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the purchase of the Shares provided for herein is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, unless waived by the Purchaser:

     (a)  Regulatory and Other Authorizations. All Permits of Governmental Authorities necessary for the performance by the Purchaser of this Agreement and the consummation of the sale and purchase of the Shares hereunder shall have been obtained subject only to conditions (i) customarily imposed by insurance regulatory authorities in transactions of the type contemplated by this Agreement and (ii) that would not result in a material adverse effect on the benefits, taken as a whole, which the Purchaser would otherwise receive from the transactions contemplated by this Agreement had the Purchaser not been subject to any such condition provided, however, that conditions imposing restrictions or prohibitions on the payment of dividends by the Company or the Subsidiaries or other restrictions or commitments imposed in lieu thereof shall not be deemed to be uncustomary or to result in a material adverse effect on the benefits which the Purchaser would otherwise receive from the transactions contemplated by this Agreement and the applicable waiting period under the HSR Act and the respective rules thereunder shall have expired or been terminated, and there shall be in effect no preliminary or permanent injunction or other order of a Governmental Authority of competent jurisdiction directing that the transactions contemplated herein, or any of them, not be consummated.

     (b)  Representations and Warranties. The representations and warranties of Sierra and the Seller contained in this Agreement shall be true and correct in all material respects (except that representations and warranties qualified by materiality and those contained in Section 2.1(j) shall be true and correct in all respects) at the date hereof, and at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date, except for any representation and warranty made or given as of a specified date, which shall have been true and correct in all material respects as of such date (except that representations and warranties qualified by materially shall be true and correct in all respects); and Sierra and the Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Sierra and the Seller on or prior to the Closing Date.

     (c)  Certificate. Each of Sierra and the Seller shall have delivered to the Purchaser a certificate, dated the Closing Date, executed by a duly authorized officer of such Person to the effect that the conditions specified in Sections 4.2(b), 4.2(h), 4.2(j) and 4.2(m) have been satisfied.

     (d)  Resignation of Directors and Officers. The directors and officers of the Company and the Subsidiaries shall have delivered to the Purchaser duly executed resignations effective as of the Closing Date.

     (e)  Third Party Consents. The Purchaser shall have received the third party consents, approvals, authorizations or actions to the transactions contemplated by this Agreement, if any, in form and substance reasonably satisfactory to the Purchaser from the parties listed in Section 4.2(e) of the Purchaser's Disclosure Schedule.

     (f)  Organizational Documents. The Purchaser shall have received a copy of (i) the certificate or articles of incorporation, or similar organizational document, of the Company and each Subsidiary, certified by the Commissioner of Insurance or other appropriate official of the State of such entity's jurisdiction of incorporation, dated as of a date not earlier than ten (10) Business Days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing Date, certifying that no amendments have been made to such certificate or articles of incorporation, or similar organizational document, since such date, and (ii) the by-laws, or similar organizational document, of the Company and each Subsidiary accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing Date, certifying that no amendments have been made to such by-laws, or similar organizational document since June 30, 2003.

     (g)  Good Standing. The Purchaser shall have (i) received a good standing certificate for the Company and each Subsidiary from the Commissioner of Insurance or other appropriate official of such entity's jurisdiction of incorporation, dated as of a date not earlier than ten (10) Business Days prior to the Closing Date and (ii) a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the close of business on the Business Day prior to the Closing Date, certifying that the Company and each Subsidiary are in "good standing" in such entity's jurisdiction of incorporation as of such date.

     (h)  No Material Adverse Effect. The Purchaser shall have received a certificate of a duly authorized officer of Sierra and the Seller, dated as of the Closing Date, certifying that since the date of this Agreement, no event or events shall have occurred which have, or which would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Sierra, the Seller, the Company or any Subsidiary to timely perform its obligations under this Agreement or any Operative Document to which it is a party or to materially burden or materially delay the consummation of the transactions contemplated hereby or thereby.

     (i)  Minute and Stock Books; Capital Stock. The Purchaser shall have received (i) the minute books and stock certificate and transfer books (with all canceled and unused stock certificates in the Company's or any Subsidiary's possession or under their respective control attached) and the corporate seals of the Company and each Subsidiary and (ii) stock certificates evidencing all of the Subject Shares free and clear of all Liens and duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, with all required stock transfer tax stamps affixed or provided for.

     (j)  Leases. Each Real Property Lease shall have been terminated or assigned to Sierra or another third party with no liability, cost, obligation, penalty or premium to the Company or the Subsidiaries.

     (k)  Disclosure Schedule. Sierra and the Seller shall have timely delivered, or caused to be timely delivered, to the Purchaser any update to the Seller's Disclosure Schedule required hereunder.

     (l)  Operative Agreements. The Purchaser shall have received duly executed counterparts, by the other parties thereto, of each of the Operative Agreements.

     (m)  Owned Real Property. Any real property owned in fee by the Company or any Subsidiary shall have been conveyed to Sierra or another third party with no liability, cost, obligation, penalty or premium to the Company or the Subsidiaries.

     (n)  Reinsurance Agreements. The Seller shall have delivered to the Purchaser an updated Section 2.1(v) of the Seller's Disclosure Schedule reflecting information as of a date not more than five (5) Business Days prior to the Closing Date.

     (o)  Bill of Sale. The Company and the Subsidiaries, as applicable, shall have timely executed and delivered to Sierra one or more general bills of sale and such other instruments of transfer as may be desirable or necessary, in form and substance reasonably acceptable to the Purchaser and Sierra to assign any and all assets as required by Section 3.5 and Section 3.22.

ARTICLE V
Survival Of Representations And Warranties; Indemnification

     5.1  Survival of Representations and Warranties. The representations and warranties of the parties hereto contained herein shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of the parties, for the period from the Closing to and including the date eighteen (18) months after the Closing; provided, however, that the agreements and covenants which by their terms require performance after the Closing Date shall remain in full force and effect until the applicable period under the statute of limitations therefor has expired; provided, further, that the survival of (x) the representations and warranties contained in Sections 2.1(a), 2.1(b), 2.1(c), sub-Section (ii) of Section 2.1(h)(i), 2.1(o), 2.1(p), 2.1(s), the second and third sentences of Section 2.1(u), 2.2(a), 2.2(b), and 2.2(c) shall be unlimited in time; (y) the representations and warranties in Section 2.1(r) shall continue to survive until all taxable periods of the Company and each Subsidiary to and including the Closing Date shall be closed to any further assessment of Taxes and to any assessment of any penalties or interest charges in respect of any such Taxes, by receipt of a final assessment, in form and substance satisfactory to the Purchaser, from the appropriate Taxing Authorities, or by the expiration of the applicable statute of limitations or any extension thereof by waiver or otherwise; and (z) the representations and warranties contained in Sections 2.1(n) and 2.1(t) shall survive for three (3) years following the Closing Date or until sixty (60) days after the applicable period under the statute of limitations therefor has expired, whichever is later. Notice with respect to any claim in respect of any inaccuracy in or breach of any representation or warranty shall be in writing and shall be given to the party against which such claim is asserted. Any representation or warranty shall survive the time it would otherwise terminate pursuant to this Section 5.1 to the extent that the party claiming indemnification for such breach shall have delivered to the other party written notice setting forth with reasonable specificity the basis of such claim prior to the expiration of such time pursuant to this Section 5.1, provided, that after the delivery of any such notice, the party claiming indemnification shall expeditiously pursue the resolution of such claim. All covenants and agreements made by the parties in this Agreement which contemplate performance following the Closing Date shall survive the Closing Date. All other covenants and agreements shall not survive the Closing Date and shall terminate as of the Closing.

     5.2  Indemnification.

     (a)  Sierra and the Seller jointly and severally hereby agree to indemnify, reimburse, defend and hold harmless the Purchaser and its directors, officers, employees, Affiliates or representatives thereof (including, effective as of the Closing Date, the Company and the Subsidiaries), and their respective successors and assigns from and against any Damages asserted against, relating to, imposed upon or incurred or suffered by any of them based upon, arising out of or otherwise in respect of (i) any breach or violation of any agreement, covenant, undertaking, obligation, representation or warranty of Sierra or the Seller contained in this Agreement or in any of the Operative Documents including, without limitation, the covenants contained in Section 3.16, and (ii) any Damages that are related directly or primarily to the Seller's, Sierra's, the Company's or any Subsidiary's pre-closing bad faith acts with regard to claims payment procedures, for which Sierra and the Seller shall, jointly and severally, indemnify the Purchaser dollar-for-dollar (without regard to any caps, floors, baskets or other similar limitations); provided, however, that this Section 5.2(a) shall not apply to any claims with respect to Taxes, which shall be governed exclusively by the provisions of Section 3.4.

     (b)  The Purchaser hereby agrees to indemnify, reimburse, defend and hold harmless Sierra and the Seller and their respective directors, officers, employees, Affiliates and representatives thereof, and their respective successors and assigns from and against any Damages asserted against, relating to, imposed upon or incurred or suffered by any of them based upon, arising out of or otherwise in respect of any (i) breach or violation of any agreement, covenant, undertaking, obligation, representation or warranty of the Purchaser contained in this Agreement or in any of the Operative Documents or (ii) any Damages that are related directly and primarily to the Purchaser's or any Affiliate's post-Closing bad faith acts with regard to claims payment procedures, other than with respect to claims made under Post-Closing Policies or policies written by a purchaser of renewal rights of the Company or the Subsidiaries, for which Purchaser shall indemnify Sierra and the Seller dollar-for-dollar, (without regard to any caps, floors, baskets or other similar limitations); provided, however, that this Section 5.2(b) shall not apply to any claims with respect to Taxes, which shall be governed exclusively by the provisions of Section 3.4.

     (c)  The party entitled to indemnification pursuant to this Section 5.2 (the "Indemnitee") shall notify the party liable for indemnification pursuant to this Section 5.2 (the "Indemnifying Party") promptly after becoming aware of, and shall provide to the Indemnitee as soon as practicable thereafter all information and documentation necessary to support and verify, any Damages that the Indemnitee shall have determined to have given or may give rise to a claim for indemnification hereunder, and the Indemnifying Party shall be given access to all books and records in the possession or under the control of the Indemnitee which the Indemnifying Party reasonably determines to be related to such claim. Notwithstanding the foregoing, the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnitee, except to the extent that the Indemnifying Party demonstrates that it is prejudiced by the Indemnitee's failure to give such notice.

     (d)  Upon receipt by an Indemnitee of notice of the commencement of any Action by a third party (a "Third Party Claim") against it, such Indemnitee shall, if a claim is to be made against an Indemnifying Party under this Article V, give notice to the Indemnifying Party of the commencement of such Third Party Claim promptly, but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnitee, except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is prejudiced by the Indemnitee's failure to give such notice.

     (e)  If a Third Party Claim is brought against an Indemnitee and it gives proper notice to the Indemnifying Party of the commencement of such Third Party Claim, the Indemnifying Party will be entitled to assume the defense of such Third Party Claim and, to the extent that it elects to assume the defense of such Third Party Claim and provides notice to the Indemnitee of its election to assume the defense of such Third Party Claim, the Indemnifying Party shall not, as long as it legitimately conducts such defense, be liable to the Indemnitee under this Article V for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnitee in connection with the defense of such Third Party Claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Third Party Claim, (i) no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by the Indemnifying Party without the Indemnitee's written consent (which consent shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; (ii) the Indemnitee shall have no liability with respect to any compromise or settlement of such claims effected without its written consent; and (iii) the Indemnitee shall cooperate in all reasonable respects with the Indemnifying Party in connection with such defense, and shall have the right to participate, at the Indemnitee's sole expense, in such defense, with counsel selected by it. If proper notice is given to an Indemnifying Party of the commencement of any Third Party Claim and the Indemnifying Party does not, within ten (10) days after the Indemnifying Party's receipt thereof, give notice to the Indemnitee of its election to assume the defense of such Third Party Claim, the Indemnifying Party shall be bound by any good faith determination made in such Third Party Claim or any good faith compromise or settlement effected by the Indemnitee, and the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel employed by the Indemnitee, which shall be promptly reimbursed for any such fees and expenses, as and when incurred.

     (f)  The rights and obligations of the parties with respect to indemnification relating to Tax matters (including indemnification for breach of the representations and warranties of Section 2.1(r)) shall be governed by Section 3.4.

     5.3  Limits on Indemnification.

     (a)  Other than with respect to (x) fraud or willful misconduct or (y) any breach of the representations and warranties contained in Sections 2.1(a), 2.1(b), 2.1(c), sub-Section (ii) of Section 2.1(h)(i), 2.1(n), 2.1(o), 2.1(p), 2.1(s), 2.1(t) and the second and third sentences of 2.1(u), Sierra and the Seller shall not have any liability under Section 5.2 for breaches of representations and warranties unless (i) the aggregate amount of losses relating thereto exceeds an amount equal to $250,000 (after insurance and other recoveries on an after-Tax basis), and then only to the extent of such excess and (ii) the maximum aggregate liability of Sierra and the Seller for breaches of representations and warranties shall not exceed $40,000,000. In addition, for the avoidance of doubt, the parties agree that the indemnities provided in Sections 3.1(b), 3.4(k)(ii), 3.5(a), 3.15(c), 3.16(b), and 3.20 shall not be subject to any caps, floors, baskets or similar limitations.

     (b)  Other than with respect to fraud, willful misconduct or a breach of Section 2.2(a), Section 2.2(b) or Section 2.2(c), the Purchaser shall not have any liability under Section 5.2(b) for breaches of representations and warranties (i) unless the aggregate amount of losses relating thereto exceeds an amount equal to $250,000 (after insurance and other recoveries on an after-Tax basis) and then only to the extent of such excess and (ii) the maximum aggregate liability of the Purchaser for breaches of representations and warranties shall not exceed $40,000,000.

     (c)  Notwithstanding anything to the contrary herein or in any Operative Document, Sierra and the Seller shall have no liability or obligation to the Purchaser for any Damages to the extent the same is reflected or reserved on the Closing Date Balance Sheet as finally determined pursuant to Section 1.4 (and such liabilities shall not be included for purposes of calculating the deductible or cap set forth in Section 5.3(b)). For the avoidance of doubt, it is understood that nothing contained in this Section 5.3(c) shall preclude the Purchaser's recovery of Damages to the extent the Purchaser suffers Damages in excess of the applicable amount reflected or reserved on the Closing Date Balance Sheet.

     5.4  Method of Payment. In the event an action for indemnification under this Article V shall have been finally determined, such final determination shall be paid to the Seller or the Purchaser, as the case may be, within two (2) Business Days in immediately available funds in U.S. dollars, provided, however, that, until the obligations of Sierra or the Seller pursuant to this Article 5 exceed the minimum Contingent Purchase Price set forth in Section 2.1(d) of the Contingent Purchase Price Note Agreement, Sierra or the Seller may, at their sole option, elect instead to satisfy any such obligations by reducing such minimum Contingent Purchase Price. An action, and the liability for and amount of Damages therefor, shall be deemed to be "finally determined" for purposes of this Article V when the parties to such action have so determined by mutual agreement or, if disputed, when a final non-appealable Order shall have been entered.

     5.5  Reserve Matters. Notwithstanding anything to the contrary herein or in any Operative Document, except as provided in the following sentence, the rights and obligations of the parties following the Closing Date with respect to the Company's and the Subsidiaries' liabilities for insurance losses and allocated loss adjustment expenses, the financial statement entries reflecting the same and any other matters covered by the Contingent Purchase Price Note Agreement (collectively, "Reserve Matters") shall be governed exclusively by the Contingent Purchase Price Note Agreement. Without limiting the generality of the foregoing, in the event any representation or warranty of the Seller or Sierra is determined to have been inaccurate as a result of any facts or circumstances pertaining to a Reserve Matter, the Purchaser's rights and Sierra and the Seller's obligations following the Closing Date shall be as set forth in the Contingent Purchase Price Note Agreement and the Purchaser shall not have separate recourse under this Agreement other than with respect to any inaccuracy arising out of or related to fraud or the willful misconduct of Sierra, the Seller, or the Company or any Subsidiary, provided that in the case of the Company or any Subsidiary such fraud or willful misconduct shall have occurred prior to the Closing.

     5.6  Sole Remedy. Except as set forth in Sections 3.4 and 5.5, the parties agree that the indemnification provisions set forth in this Article V are the exclusive provisions with respect to the liability of the parties for breach of representation or warranty set forth in this Agreement or in any Operative Document following the Closing Date, provided, that nothing herein shall preclude either party from seeking remedy based upon fraud or willful misconduct.

ARTICLE VI
Termination

     6.1  Termination. This Agreement may be terminated on or prior to the Closing Date only as follows:

     (a)  by mutual consent of the Purchaser and Sierra and the Seller;

     (b)  by either the Purchaser or Sierra, if the claims administrator's agreement to enter into the Third Party Claims Administration Agreement shall not have been received on or before December 18, 2003;

     (c)  by either the Purchaser or the Seller, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within twenty (20) Business Days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable; or

     (d)  by either the Purchaser or the Seller if, for any reason, the Closing shall not have occurred on or before April 30, 2004; provided, however, that the right to terminate this Agreement under this Section 6.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to such date.

     6.2  Effect of Termination. In the event of termination of this Agreement by either the Seller or the Purchaser as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchaser or Sierra or the Seller or their respective officers or directors except (a) with respect to Sections 3.8 and 3.13 and (b) that nothing herein will relieve any party from liability for any breach of this Agreement.

     6.3  Extension; Waiver. The parties may: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     6.4  Remedies. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that, unless and until this Agreement is properly terminated in accordance with the provisions of Section 6.1 hereof, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

ARTICLE VII
Miscellaneous

     7.1  Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of New York without regard to principles of conflicts of laws that would require application of the law of a jurisdiction other than the State of New York.

     7.2  Submission to Jurisdiction; Waiver of Jury Trial. Other than as provided in the dispute resolution provisions of Section 1.4 hereof and Section 4.3 of the Contingent Purchase Price Note Agreement, each party submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the City of New York, the Borough of Manhattan, for purposes of any legal proceeding arising out of or relating to this Agreement; provided that, if such court refuses to so accept or exercise jurisdiction, the Parties shall submit to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in the City of New York, the Borough of Manhattan. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party hereby consents to process being served in any action with respect to this Agreement, or any document delivered pursuant hereto, by the means specified in Section 7.3 to its respective address specified at the time for notices under this Agreement or to any other address of which it shall have given written notice to the other party. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES THAT SUCH WAIVER IS MADE WITH FULL UNDERSTANDING AND KNOWLEDGE OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY.

     7.3  Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of (a) in the case of personal delivery, when actually delivered, (b) in the case of delivery by prepaid overnight courier with guaranteed next day delivery, the day designated for delivery by such courier, (c) in the case of delivery by registered or certified mail, postage prepaid, return receipt requested, five (5) days after deposit in the mails, or (d) in the case of transmittal by telecopy (confirmed via delivery by personal delivery or prepaid overnight courier with guaranteed next day delivery), upon receipt by the sender of a printed confirmation of transmittal; provided, that notices after the giving of which there is a designated period within which to perform an act and notices of changes of address shall be effective only upon receipt; provided, further, that any such notice or other communication shall be deemed to have been given to Sierra and the Seller if given to Sierra or the Seller. All such notices and communications shall be delivered to the following addresses or telecopier numbers (or at such other address or telecopier number for a Person as shall be specified by like notice):

     (a)  if to Sierra or the Seller, addressed to:

         Frank Collins
         General Counsel
         Sierra Health Services, Inc.
         2724 North Tenaya Way
         Las Vegas, NV 89128
         Telecopy: (702) 242-1532

         with a copy to:

         Stephen P. Farrell
         Morgan, Lewis & Bockius LLP
         101 Park Avenue
         New York, NY 10178
         Telecopy: (212) 309-6273

     (b)  if to the Purchaser, addressed to:

         John D. Liberator
         President
         Folksamerica Re Solutions Ltd.
         927 Hopmeadow Street
         Simsbury, Connecticut 06070
         Telecopy: (860) 408-7310

         with a copy to:

         Donald A. Emeigh, Jr.
         Executive Vice President, General Counsel and Secretary
         Folksamerica Holding Company, Inc.
         1 Liberty Plaza
         19th Floor
         New York, New York 10006
         Telecopy: 212-732-5614

or at such other place or places or to such other Person or Persons as shall be designated in writing by and to the parties to this Agreement in the manner herein provided.

     7.4  Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Any fact or item disclosed on any section of the Seller's Disclosure Schedule or the Purchaser's Disclosure Schedule shall be deemed disclosed on all other sections of the Seller's Disclosure Schedule or the Purchaser's Disclosure Schedule respectively, to which such fact or item may apply, but only to the extent the application of such fact or item to such other section is reasonably apparent. Disclosure of any item in the Seller's Disclosure Schedule or the Purchaser's Disclosure Schedule shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance, that such disclosure is required thereon or that occurrence or non-occurrence of any change or effect related to such item would reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect or a Purchaser Material Adverse Effect, as the case may be. The table of contents and headings contained in this Agreement, the Seller's Disclosure Schedule and the Purchaser's Disclosure Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

     7.5  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

     7.6  Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other, which approval shall not be unreasonably delayed or withheld, provided, however, that the Purchaser may assign its rights and obligations hereunder, in whole or in part, to any Affiliate of the Purchaser, including, without limitation, Folksamerica Reinsurance Company, without the consent of Seller or Sierra. In the event that Purchaser assigns its rights and obligations under this Agreement pursuant to this Section 7.6, the Purchaser shall remain liable for the performance of its duties and obligations hereunder to the extent such duties and obligations are not performed by its assignee.

     7.7  Miscellaneous.

     (a)  This Agreement: (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof, provided that the Confidentiality Agreement shall remain in full force and effect as provided herein; (ii) is not intended to confer upon any other Persons, including, but not limited to, employees of the Company or any Subsidiary, any rights or remedies hereunder.

     (b)  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (c)  This Agreement may be amended only by a written instrument signed by each of the parties. Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

     (d)  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

     7.8  Specific Performance. The parties hereto acknowledge that the transactions contemplated herein, including the conveyance of the Shares, afford unique benefits to the parties, that a failure by any party to complete such transactions due to a breach of this Agreement will cause irreparable injury to the other parties and that actual damages for any such failure may be difficult to obtain and may be inadequate. Consequently, the parties agree that each shall be, at the sole election of the non-breaching party, entitled to specific performance of any of the provisions of this Agreement in addition to any other legal or equitable remedies to which such party may otherwise be entitled. The parties further agree that the sale of the Shares to a third party, or the entering into of a definitive agreement to sell the Shares to a third party, by Sierra or the Seller prior to the consummation or termination of this Agreement shall constitute a breach of this Agreement entitling the Purchaser to the remedies referred to in this Section 7.8.

     7.9  Certain Definitions.

     (a)  For purposes of this Agreement, the following terms have the meanings set forth below:

              "(i)Action" means any civil, criminal, administrative, investigative or informal actions, audits, demands, suits, claims, arbitrations, hearings, litigations, disputes, investigations or other proceedings of any kind or nature.

              "(ii)Affiliate" means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. For purposes of the foregoing, "control," including the terms "controlling," "controlled by" and "under common control with," means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

              "(iii)Applicable Law" means any federal, state, local or other statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, consent order or decree applicable to a Person or any such Person's Affiliates, properties, assets, business, operations, officers, directors, employees, agents, consultants, independent contractors or representatives.

              "(iv)Business Day" means any day other than a Saturday, a Sunday, or a day on which banking institutions in the States of New York and California are permitted or obligated by law to be closed.

              "(v)Company Material Adverse Effect" means (A) a material adverse effect on the ability of Sierra, the Seller, the Company or any Subsidiary to timely perform its obligations under this Agreement or any Operative Document to which it is a party or to materially burden or materially delay the consummation of the transactions contemplated hereby or thereby or, (B) a material adverse effect on the condition (financial or otherwise), properties, business, operations, assets, liabilities or results of operations of the Company and the Subsidiaries, taken as a whole; provided, however, that any adverse effect arising out of or resulting from (x) an event or series of events or circumstances affecting (i) the health care or insurance industries generally or the worker's compensation industry in the states of California, Nevada or Colorado generally or (ii) the United States economy generally or the economy generally of the states of California or Nevada or (y) the entering into of this Agreement or the consummation of the transactions contemplated hereby shall be excluded in determining whether a Company Material Adverse Effect has occurred, except to the extent that, in either of case (x)(i) or (x)(ii), such event or circumstance has a disproportionate effect on the Company and the Subsidiaries taken as a whole.

              "(vi)Contract" means any mortgages, indentures, debentures, notes, loans, bonds, agreements, contracts, leases, subleases, licenses, franchises, obligations, instruments, promises, understandings or other legally binding commitments, arrangements or undertakings of any kind whether oral or written and whether express or implied (including without limitation all leases and other agreements referred to in the Seller's Disclosure Schedule but excluding Reinsurance Agreements and insurance policies written by the Company or any Subsidiary) to which Sierra, the Seller, the Company or any Subsidiary is a party or by which any of their respective assets owned or used may be bound or affected.

              "(vii)Credit Agreement" means the Credit Agreement, dated as of October 30, 1998, by and among Sierra, Bank of America National Trust and Savings Association (now, Bank of America, N.A.), First Union National Bank and the other financial institutions party thereto, as the same has been and may be amended, restated, replaced, revised and/or supplemented from time to time.

              "(viii)Damages" means any and all losses, claims, liabilities, costs and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorney's, accountant's and other expert's fees and disbursements), corrective or remedial actions and diminutions in value but excluding consequential, indirect and punitive damages. The term "Damages" is not limited to matters asserted by third parties against any Person entitled to be indemnified, but includes Damages incurred or sustained by the Purchaser or the Seller in the absence of a Third Party Claim. All Damages hereunder shall be calculated net of available insurance and the amount of any Tax benefit to the indemnified party resulting from any loss, expense or claim giving rise to the obligation to indemnify.

              "(ix)Environmental Laws" means any and all federal, state, and local statutes, laws (including common law), regulations, ordinances, rules, judgments, orders, decrees, codes, and any administrative or judicial interpretations thereof, relating to the protection of the environment (including indoor or outdoor ambient air, surface water, groundwater, soils and subsurface strata, biota and natural resources) or health and safety, including without limitation those pertaining to the use, distribution, generation, emission, discharge, handling, storage, processing, transportation, treatment, disposal, investigation, remediation and monitoring of Hazardous Materials.

              "(x)Environmental Permits" means all applicable Permits issued by any Governmental Authority under any Environmental Law.

              "(xi)Fair Market Value" means fair market value as determined by The Bank of New York using FT Interactive Data, known as "IDC", or in the absence of a reasonably available fair market value from The Bank of New York, as determined by Bond Edge.

              "(xii)Fixed Income and Preferred Securities" means those securities set forth on Section 7.9(xii) of the Seller's Disclosure Schedule.

              "(xiii)Governmental Authority" means any foreign, federal, state, local, municipal, court or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission, other similar entity (including any non-governmental securities or insurance regulatory agency) or any branch, department or official thereof.

              "(xiv)Guaranty Fund" means any insolvency fund, including any guaranty fund, association, pool, plan or other facility (whether participation therein is voluntary or involuntary) that provides for the assessment of, payment by or assumption by its participants or members of a part or the whole of any claim, debt, charge, fee or other obligation of any insurer or reinsurer, or its respective successors or assigns, that has been declared insolvent by any authority having jurisdiction, or which is otherwise unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

              "(xv)Hazardous Materials" means (A) any petrochemical or petroleum products, oil, waste oil, asbestos in any form that is or could become friable, and polychlorinated biphenyls; (B) any substance that may give rise to liability pursuant to, or is regulated under any applicable Environmental Laws; and (C) any materials or substances defined, listed or characterized in Environmental Laws as "hazardous," "toxic," "pollutant", or "contaminant," or words of similar meaning or regulatory effect.

              "(xvi)Lien" means any charges, claims, conditional sale or other title retention agreements, covenants, easements, encumbrances, exceptions, liens, mortgages, options, pledges, reservations, rights of first refusal, security interests, servitudes, statutory liens, warrants, or restrictions of any kind, including restrictions on use, voting, transfer, alienation, receipt of income, or exercise of any other attribute of ownership.

              "(xvii)Order" means any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any court, administrative agency, arbitrator, Governmental Authority or other tribunal of competent jurisdiction

              "(xvii)Permits" means any franchises, certificates of authority, waivers, licenses, permits, orders, consents, approvals, registrations, authorizations, declarations, qualifications and filings issued, granted given or otherwise made available by or under any Governmental Authorities or pursuant to any Applicable Law.

              "(xix)Permitted Liens" means the following Liens: (a) Liens for Taxes, water and sewer charges, assessments or other governmental charges or levies not yet due or payable or that are being contested in good faith by appropriate proceedings; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar statutory Liens incurred in the ordinary course of business which do not individually or in the aggregate materially detract from the value of, or materially interfere with the present use of, any property subject to any such Lien; (c) Liens relating to deposits made in the ordinary course of business and on a basis consistent with past practice in connection with worker's compensation, unemployment insurance or other types of social security or to secure the performance of leases, trade contracts or other similar agreements including statutory deposits with insurance regulatory authorities disclosed on the Company's Financial Statements; provided, that the liabilities secured by such Liens are not past due or delinquent and (d) defects of title, easements, rights-of-way, restrictions and other charges or encumbrances that do not, in each case, materially detract from the value of the Shares or any property subject to such Lien, materially interfere with the present use of any property subject to such Lien, or materially interfere with the ordinary conduct of business of the Company or the Subsidiaries, (e) Liens arising out of, under or in connection with this Agreement, or created by an action or omission of the Purchaser, (f) Liens reflected on the Company's Financial Statements, (g) all applicable zoning, building and similar Laws, and (h) any matter set forth on Section 7.9(xix) of the Seller's Disclosure Schedule.

              "(xx)Person" means any individual, corporation, company, partnership (limited or general), joint venture, limited liability company, association, trust, or a Governmental Authority, or any other entity.

              "(xxi)Post-Closing Policies" has the meaning set forth in the Contingent Purchase Price Note Agreement.

              "(xxii)Purchaser Material Adverse Effect" means a material adverse effect on the ability of the Purchaser to timely perform its obligations under this Agreement or any Operative Documents to which it is a party or to consummate the transactions contemplated hereby or thereby.

              "(xxiii)Records" means all of the Company's and the Subsidiaries' books and records, including all accounting (including accounting work papers), financial reporting, tax, business, marketing, environmental, legal, corporate and other files, documents, instruments and papers, including, without limitation, whether originals, copies of all records (including computer generated, recorded or stored records) or otherwise, customer lists, lists of insurance producers, insurance producer information (including producer records), policy information, policyholder information, insurance policy forms, rate filing information, rating plans, claim records, sales records, underwriting records, advertising and promotional materials, financial statements, budgets, projections, financial, tax and accounting records, personnel records, compliance records, ledgers, journals, deeds, legal documents, title policies, manuals, minute books, stock certificates and books, stock transfer ledgers, Contracts, franchises, permits, licenses, reports, management information systems, computer tapes, discs and other files, retrieval programs, operating data or plans and environmental studies or plans.

     (b)  For purposes of this Agreement, the following terms have the meanings set forth in the sections noted below:

Affected Party	Section 3.4(e)(ii)
Affiliate Agreements	Section 2.1(x)
Annual GAAP Financial Statements	Section 2.1(d)(i)
Annual Statutory Statements	Section 2.1(d)(ii)
Antitrust Division	Section 2.1(q)
Benefit Plans	Section 2.1(n)(i)
Business	Recitals
Cash Purchase Price	Section 1.2(a)
Certified Executive	Section 3.14
Closing	Section 1.5
Closing Date	Section 1.5
Closing Date Balance Sheet	Section 1.4(a)
Closing Date DTA	Section 3.5(c)
Closing Date Statutory Surplus	Section 1.4(a)
COBRA	Section 2.1(n)(v)
Code	Section 1.4(h)(i)
Common Stock	Section 2.1(n)(ii)
Company	Recitals
Company Organizational Documents	Section 2.1(a)
Company Actuarial Analyses	Section 2.1(k)
Company's Financial Statements	Section 2.1(d)(i)
Confidentiality Agreement	Section 3.8(a)
Contest	Section 3.4(e)(i)
Contingent Purchase Price Note Agreement	Section 1.6(d)
Contingent Purchase Price	Section 1.2(a)
Controlling Party	Section 3.4(e)(ii)
Employees	Section 2.1(n)(i)
ERISA	Section 2.1(n)(i)
ERISA Affiliate	Section 2.1(n)(iii)
Estimated Statutory Surplus	Section 1.3(a)
FTC	Section 2.1(q)

GAAP	Section 2.1(d)(i)
Guaranty Receivables	Section 3.21
HSR Act	Section 2.1(q)

Indemnifying Party	Section 5.2(c)
Indemnitee	Section 5.2(c)
Intellectual Property	Section 2.1(s)(i)
Intercompany Accounts	Section 3.15(a)
Investment Assets	Section 2.1(u)
Leased Real Property	Section 2.1(g)(i)
Licensed Intellectual Property	Section 2.1(s)(i)
LLAE	Section 3.5(c)
Neutral Auditor	Section 1.4(c)
Non-admitted DTA	Section 3.5(c)
Operative Documents	Section 2.1(b)
Owned Intellectual Property	Section 2.1(s)(i)
Post-Closing Period	Section 3.4(d)(ii)
Pre-Closing Period	Section 3.4(d)(i)
Preliminary Closing Date Balance Sheet	Section 1.3(a)
Print Shop	Section 3.17
Proscribed Cash Purchase Price Increase	Section 1.2(b)
Purchase Price	Section 1.2(a)
Purchaser	Introductory Paragraph
Purchaser's Disclosure Schedule	Section 2.2
Purchaser's Returns	Section 3.4(b)(ii)
Quarterly GAAP Financial Statements	Section 2.1(d)(i)
Quarterly Statutory Statements	Section 2.1(d)(ii)
Real Property Leases	Section 2.1(g)(i)
Reinsurance Agreement	Section 2.1(v)
Renewal Rights Purchaser	Section 3.1(b)
Renewal Rights Transaction	Section 3.1(b)
Remaining DTA	Section 3.5(c)
Reserve Matters	Section 5.5
SAP	Section 2.1(d)(ii)
Seller	Introductory Paragraph
Seller's Disclosure Schedule	Section 1.6(h)
Seller's Tax Returns	Section 3.4(b)(i)
Shares	Recitals
Sierra	Introductory Paragraph
Software Licenses	Section 3.20
Statutory Statements	Section 2.1(d)(ii)
Subject Shares	Section 2.1(c)(i)
Subsidiary	Section 2.1(a)
Subsidiary Shares	Section 2.1(c)(i)
Tax	Section 2.1(r)(xx)
Tax Allocation Agreements	Section 3.4(a)
Tax Allocation Statement	Section 3.4(b)(iii)
Tax Books and Records	Section 3.4(c)
Tax Referee	Section 3.4(b)(iii)
Tax Returns	Section 2.1(r)(xx)
Taxing Authority	Section 2.1(r)(xx)
Third Party Claim	Section 5.2(d)
Third Party Claims Administration Agreement	Section 1.6(f)
Transition Services Agreement	Section 1.6(e)
Uncollected Guaranty Receivables	Section 3.21
WARN Act	Section 2.1(n)(viii)

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Sierra Health Services, Inc.

By:

Name:
Title:

CII Financial, Inc.

By:

Name:
Title:

Folksamerica Holding Company, Inc.

By:

Name:
Title:

AMENDMENT NO. 1
TO
STOCK PURCHASE AGREEMENT

     AMENDMENT NO. 1, dated as of December 17, 2003 (this "Amendment"), to the Stock Purchase Agreement, dated as of November 25, 2003 (the "Stock Purchase Agreement"), by and among FOLKSAMERICA HOLDING COMPANY, INC. (the "Purchaser"), SIERRA HEALTH SERVICES, INC. ("Sierra"), and CII FINANCIAL, INC.

RECITALS

     WHEREAS, the parties have previously entered into the Stock Purchase Agreement;

     WHEREAS, Section 7.7 of the Stock Purchase Agreement permits the parties to amend the agreement of the parties under the Stock Purchase Agreement;

     WHEREAS, the parties now wish to amend the agreement of the parties under the Stock Purchase Agreement on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the respective agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

     Section 1.1     Definitions. Capitalized terms used, but not defined, herein shall have the respective meanings ascribed to such terms in the Stock Purchase Agreement.

ARTICLE II

AMENDMENT OF STOCK PURCHASE AGREEMENT

     Section 2.1     Amendment of Section 6.1 - Termination.

     (a)   Section 6.1 of the Stock Purchase Agreement is hereby amended by deleting subsection (b) and substituting the following in place thereof

        "(b) by either the Purchaser or Sierra, if the claims administrator's agreement to enter into the Third Party Claims Administration Agreement shall not have been received on or before December 30, 2003;"

ARTICLE III

MISCELLANEOUS

     Section 3.1     Interpretation. The term "Agreement" as used in the Stock Purchase Agreement shall be deemed to refer to the Stock Purchase Agreement as amended hereby.

     Section 3.2     Continuing Effect of Stock Purchase Agreement. This Amendment shall not constitute an amendment or waiver of any provision of the Stock Purchase Agreement not expressly referred to herein. The Stock Purchase Agreement shall remain in full force and effect as amended hereby.

     Section 3.3     Governing Law. This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of New York without regard to principles of conflicts of laws that would require application of the law of a jurisdiction other than the State of New York.

     Section 3.4     Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

* * *

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FOLKSAMERICA HOLDING COMPANY, INC.

By:
 Name: Donald A. Emeigh, Jr.
Title: Executive Vice President, General
Counsel and Secretary

SIERRA HEALTH SERVICES, INC.

By:
 Name: Anthony M. Marlon, M.D.
Title: Chairman and Chief Executive Officer

CII FINANCIAL, INC.

By:
 Name: Frank Collins
Title: Assistant Secretary

AMENDMENT NO. 2
TO
STOCK PURCHASE AGREEMENT

     AMENDMENT NO. 2, dated as of December 29, 2003 (this "Amendment"), to the Stock Purchase Agreement, dated as of November 25, 2003 (the "Stock Purchase Agreement"), by and among FOLKSAMERICA HOLDING COMPANY, INC. (the "Purchaser"), SIERRA HEALTH SERVICES, INC. ("Sierra"), and CII FINANCIAL, INC ("CII Financial").

RECITALS

     WHEREAS, the parties have previously entered into the Stock Purchase Agreement;

     WHEREAS, Section 7.7 of the Stock Purchase Agreement permits the parties to amend the agreement of the parties under the Stock Purchase Agreement;

     WHEREAS, Section 6.1(b) of the Stock Purchase Agreement was previously amended pursuant to Amendment No. 1 to Stock Purchase Agreement, dated as of December 17, 2003 ("Amendment No. 1"), by and among the Purchaser, Sierra and CII Financial; and

     WHEREAS, the parties now wish to further amend the agreement of the parties under the Stock Purchase Agreement and Amendment No. 1 on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the respective agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

     Section 1.1     Definitions. Capitalized terms used, but not defined, herein shall have the respective meanings ascribed to such terms in the Stock Purchase Agreement.

ARTICLE II

AMENDMENT OF STOCK PURCHASE AGREEMENT

     Section 2.1     Amendment of Section 6.1 - Termination.

     (a)   Section 6.1 of the Stock Purchase Agreement, as amended by Amendment No. 1, is hereby further amended by deleting subsection (b) and substituting the following in place thereof:

        " (b) by either the Purchaser or Sierra, if the claims administrator's agreement to enter into the Third Party Claims Administration Agreement shall not have been received on or before January 12, 2004;"

ARTICLE III

MISCELLANEOUS

     Section 3.1     Interpretation. The term "Agreement" as used in the Stock Purchase Agreement shall be deemed to refer to the Stock Purchase Agreement as amended hereby.

     Section 3.2     Continuing Effect of Stock Purchase Agreement. This Amendment shall not constitute an amendment or waiver of any provision of the Stock Purchase Agreement not expressly referred to herein. The Stock Purchase Agreement shall remain in full force and effect as amended hereby.

     Section 3.3     Governing Law. This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of New York without regard to principles of conflicts of laws that would require application of the law of a jurisdiction other than the State of New York.

     Section 3.4     Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

* * *

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterpart by their duly authorized officers, all as of the day and year first above written.

FOLKSAMERICA HOLDING COMPANY, INC.

By:
 Name: Donald A. Emeigh, Jr.
Title: Executive Vice President, General Counsel and Secretary

SIERRA HEALTH SERVICES, INC.

By:
 Name: Frank Collins
Title: Senior Vice President, Legal and
Administration and Secretary

CII FINANCIAL, INC.

By:
 Name: Kathleen M. Marlon
Title: Chief Executive Officer and President

AMENDMENT NO. 3
TO
STOCK PURCHASE AGREEMENT

     AMENDMENT NO. 3, dated as of January 12, 2004 (this "Amendment"), to the Stock Purchase Agreement, dated as of November 25, 2003 (the "Stock Purchase Agreement"), by and among FOLKSAMERICA HOLDING COMPANY, INC. (the "Purchaser"), SIERRA HEALTH SERVICES, INC. ("Sierra"), and CII FINANCIAL, INC ("CII Financial").

RECITALS

     WHEREAS, the parties have previously entered into the Stock Purchase Agreement;

     WHEREAS, Section 7.7 of the Stock Purchase Agreement permits the parties to amend the agreement of the parties under the Stock Purchase Agreement;

     WHEREAS, Section 6.1(b) of the Stock Purchase Agreement was previously amended pursuant to Amendment No. 1 to Stock Purchase Agreement, dated as of December 17, 2003 ("Amendment No. 1"), and Amendment No. 2 to Stock Purchase Agreement dated as of December 20, 2003 ("Amendment No. 2"), each by and among the Purchaser, Sierra and CII Financial; and

     WHEREAS, the parties now wish to further amend the agreement of the parties under the Stock Purchase Agreement, Amendment No. 1 and Amendment No. 2 on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the respective agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

     Section 1.1     Definitions. Capitalized terms used, but not defined, herein shall have the respective meanings ascribed to such terms in the Stock Purchase Agreement.

ARTICLE II

AMENDMENT OF STOCK PURCHASE AGREEMENT

     Section 2.1     Amendment of Section 6.1 - Termination.

     (a)   Section 6.1 of the Stock Purchase Agreement as amended by Amendment No. 1 and Amendment No. 2, is hereby further amended by deleting subsection (b) and substituting the following in place thereof:

        " (b) by either the Purchaser or Sierra, if the claims administrator's agreement to enter into the Third Party Claims Administration Agreement shall not have been received on or before January 12, 2004;"

ARTICLE III

MISCELLANEOUS

     Section 3.1     Interpretation. The term "Agreement" as used in the Stock Purchase Agreement shall be deemed to refer to the Stock Purchase Agreement as amended hereby.

     Section 3.2     Continuing Effect of Stock Purchase Agreement. This Amendment shall not constitute an amendment or waiver of any provision of the Stock Purchase Agreement not expressly referred to herein. The Stock Purchase Agreement shall remain in full force and effect as amended hereby.

     Section 3.3     Governing Law. This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Near York without regard to principles of conflicts of laws that would require application of the law of a jurisdiction other than the State of New York.

     Section 3.4     Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of as originally executed document.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterpart by their duly authorized officers, all as of the day and year first above written.

FOLKSAMERICA HOLDING COMPANY, INC.

By:
 Name: Donald A. Emeigh, Jr.
Title: Executive Vice President, General
Counsel and Secretary

SIERRA HEALTH SERVICES, INC.

By:
 Name: Frank Collins
Title: Senior Vice President, Legal and Administration and Secretary

CII FINANCIAL, INC.

By:
 Name: Frank Collins
Title: Secretary